Exhibit 4.7

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

TELRAD NETWORKS LTD.

and

ALVARION LTD.

DATED AS OF FEBRUARY 21, 2013

EXECUTION COPY

EXHIBITS

Exhibit A	Transition Services Agreement, in the form to be attached prior to Closing
Exhibit B	Seller Reseller Agreement, in the form to be attached prior to Closing
Exhibit C	Buyer Reseller Agreement, in the form to be attached prior to Closing
Exhibit D	TM License Agreement, in the form to be attached prior to Closing
Exhibit E	Bill of Sale, in the form to be attached prior to Closing
Exhibit F	IP Assignment Deed, in the form to be attached prior to Closing
Exhibit G	Consent Letter of owner of Excluded Intellectual Property, in the form to be attached prior to Closing
Exhibit H	Employees Waiver, in the form to be attached prior to Closing
Exhibit I	Inventory Book Value Spreadsheet

SCHEDULES

Schedule I	List of Company Subsidiaries that hold Transferred Assets
Schedule II	List of Accounts Receivables and Accounts Payable
Schedule III	Reserved
Schedule IV	Reserved
Schedule V	Credit Insurance Policies
Schedule VI	List of Employees
Schedule VII	Excluded Assets
Schedule VIII	Excluded Intellectual Property
Schedule IX	Excluded Liabilities
Schedule X	Insurance Policies
Schedule XI	Listed Contracts
Schedule XII	List of OCS Plans
Schedule XIII	Transferred Assets
Schedule XIV	Transferred Intellectual Property
Schedule XV	List of Written-Off Inventory
Schedule XVI	Form of Written-Off Payment Notice, in the form to be attached prior to Closing
Schedule XVII	Seller Disclosure Schedule
Schedule XVIII	Buyer Required Consents
Schedule XIX	Purchase Price Allocation
Schedule XX	List of Guarantees
Schedule XXI	Reserved
Schedule XXII	List of Seller Required Consents for Closing
Schedule XXIII	List of Key Employees

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EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of February 21, 2013, is entered into by and between Alvarion Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and the entities listed in Schedule I (collectively, the “Seller”) and Telrad Networks Ltd., a company incorporated under the laws of the State of Israel (“Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller is engaged in, among other things, the design, development, manufacture, sale and servicing of Broadband Wireless Access products (the “Business”); and

WHEREAS, the Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Seller, all of the assets of the Seller that constitute the Business, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Seller desires to transfer and assign to Buyer, and Buyer desires to assume from the Seller, all of the Assumed Liabilities (as defined below) (except as otherwise set forth herein), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of each of the Company and Buyer has approved this Agreement and the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1        Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” means all accounts receivable, notes receivable, other miscellaneous receivables listed on Schedule II hereto, and other rights of the Seller to receive payment from any party and the benefit of all collateral, security, guarantees and similar undertakings received or held in connection therewith, in each case Related to the Business.

“Acquisition Transaction” means any acquisition or transaction (including, without limitation, any merger, amalgamation, share exchange, exclusive license, business combination, take-over bid, recapitalization, reorganization, liquidation, sale or issue of treasury securities or rights) with respect to all or substantially all of the Business, except for the transactions contemplated by this Agreement.

"Active Customer(s)" means those customers of the Seller which have generated or will generate revenues for the Business at any time after July 1, 2010 (other than RMA Customers (as defined below)).

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or operations of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Assigned Contracts” shall mean all the Contracts that are Related to the Business, including, without limitation, the Listed Contracts (as defined below).

“Assumed Liabilities” shall mean all Liabilities of the Seller Related to the Business, including the Liabilities listed in a schedule, in the form attached hereto as Schedule III  (the "Listed Liabilities") but except for the Excluded Liabilities (as defined below) and with respect to OCS Business Liability, only the Assumed OCS Liabilities.

“Assumed OCS Liabilities” shall mean all Liabilities under (i) the OCS plans listed in Section A of Schedule IV and (ii) those of the OCS Plans listed in Section B of Schedule IV that Buyer assumes pursuant to Section 6.16.

 “Business Day” means any day of the year on which national banking institutions in the State of Israel are open to the public for conducting business and are not obligated by Law (as defined below) or executive order to close.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Companies Law” means the Israeli Companies Law, 5759-1999.

“Contracts” means any agreement, contract, lease, sublease, purchase order, arrangement, commitment and license (other than this Agreement and the Transaction Documents), evidenced by a written instrument.

“Corporate Documents” means a Person’s Memorandum of Association, Articles of Association or other charter documents.

“Credit Insurance Policies” means the insurance policies identified in Schedule V, in the form attached hereto.

“Employees” means the Seller's employees identified in Schedule VI and any other individual currently employed in the Business, who Buyer informs Seller in writing prior to the Closing Date that it intends to hire.

“Encumbrance” means any lien, pledge, charge, encumbrance, security interest or mortgage, option, right of first refusal, preemptive right, adverse claims of ownership or use, restrictions on transfer or other encumbrance of any kind or character, except for Permitted Encumbrances (as defined below).

“Excluded Assets” means all assets that shall remain owned by the Seller and the Seller’s Affiliates after the Closing, which are listed on Schedule VII, in the form attached hereto.

 “Excluded Intellectual Property” means the Intellectual Property listed on Schedule VIII, in the form attached hereto, which Intellectual Property was sold to the third party listed therein, including know how and all other rights relating to the same.

 “Excluded Liabilities” means all Liabilities of the Seller and the Seller’s Affiliates, which are not Related to the Business, and/or are as listed on Schedule IX hereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authorizations” means any license, permit, certificate and other authorizations and approvals Related to the Business and issued by or obtained from a Government Entity.

“Government Entity” means any court, administrative body or other governmental entity with competent jurisdiction.

“Hired Former Employees” means all those Employees who enter into Employment Agreements with Buyer or its Affiliates as of the Closing.

"Inactive Customers" means (i) those customers of the Seller which generated revenues for the Business solely prior to July 1, 2010 and (ii) RMA Customers.

 “Insurance Policies” means the insurance policies identified in Schedule X, in the form attached hereto, including the Credit Insurance Policies.

“Intellectual Property” means Seller's intellectual property rights Related to the Business, including (solely as it constitutes part of the Business)(i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications (collectively, “Patents”); (iii) inventions (whether patentable or not), trade secrets, confidential information and know-how, including technical data, processes, schematics, business methods, formulae, drawings, ideas, algorithms, processes, source and object codes, art works, processes, shop rights, prototypes, maskworks, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv)  computer software including all source code, object code, display screens, layouts, firmware, development tools, files, records and data, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”) (v) all databases and data collections and all rights therein throughout the world; and (vi) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” means all inventory owned by Seller that is Related to the Business, wherever located, including all raw materials, goods consigned to vendors or subcontractors, work in process, finished goods, whether held at any location or facility of Seller or any of its Affiliates or their subcontractors or in transit to Seller or any of its Affiliates or their subcontractors, in each case as of the Closing Date.

“Knowledge” or any similar phrase means, with respect to any Person, (i) the actual knowledge of such Person (in the case of an individual) or of the executive officers or other principals of such Person (in the case of an entity), (ii) the knowledge that any of the foregoing, as applicable, would have obtained after reasonable inquiry regarding the relevant matter and, (iii) in the case of Seller, after it has also made all reasonable inquiries of Nir Golan, Avi Stern, Leor Porat and Assaf Katan.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity.

“Legal Requirements” means requirements under any applicable Law.

“Liabilities” means any and all debts, liabilities and obligations, contingent or absolute, matured or unmatured, required or not required under applicable accounting standards to be reflected in applicable balance sheets, liquidated or unliquidated, accrued or not accrued, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Listed Contracts” means the Contracts listed on Schedule XI, in the form attached hereto.

“Losses” means losses, Liabilities, damages, reasonable costs and expenses.

“Material Adverse Effect” means any circumstance, event, occurrence, change in, or effect that has a material adverse effect or would reasonably be expected to have a material adverse effect on the Business or the ability of the Seller to perform its obligations under this Agreement; provided that none of the following, alone or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any failure by the Seller to meet its estimates, projections or forecasts (but not excluding any of the reasons for or factors contributing to any such failure); (ii) any change, event, circumstance or effect that results from changes, events or circumstances affecting general economic or political conditions or financial credit or securities markets in general or changes affecting generally the industry in which the Business exists or changes in exchange rates in the United States, Israel or any other non-U.S. market, region or regulatory or legal environment where Seller and/or its Subsidiaries currently have material operations or sales, provided that such changes, events, circumstances or effects do not disproportionately affect the Business in any material respect, taken as a whole, compared to companies engaged in businesses similar to the Business; (iii) any change, event, circumstance or effect resulting from natural disasters, hostilities, acts of war or terrorism, sabotage or other force majeure or any material escalation of any of the foregoing, existing as of the date hereof, or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing acts, in each case in and of itself and provided that such changes, events, circumstances or effects do not disproportionately affect the Business in any material respect, taken as a whole, compared to companies engaged in businesses similar to the Business; (iv) any changes in or to GAAP or other applicable accounting standards, requirements or principles, Laws or the interpretation of any of the foregoing; or (v)  any adverse effect on the Seller's business other than the Business.

“NASDAQ” means The NASDAQ Stock Market.

“OCS” means the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor.

“OCS Business Liability” means Seller's Liabilities to the OCS under the Seller's approved OCS plans in respect of the Business, all of which are listed on Schedule XII, including, without limitation, with respect to the payment of royalties or any other funds on account of sale or licensing transactions performed by Seller, or revenues received in connection with any such transactions.

“OCS Consent” means the Consent of the OCS to the consummation of the transactions contemplated hereby.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Related to the Business” means constituting part of, or required for or used in, the Business as conducted by the Seller immediately prior to the date hereof and the Closing, including as contemplated in any Board resolutions or work papers concerning the same.

"RMA Customer(s)" means those customers of the Seller which generated revenues for the Business commencing July 1, 2010 through July 1, 2011, which revenues were generated solely from Return Merchandise Authorizations (RMA) ("RMA").

"Sharing Amount" means the Dollar for Dollar amount by which the revenues of the Business exceed $50 million during the 12 months following Closing up to a maximum of $70 million.

“Standstill Period” means the period from the Closing Date until the earlier of (i) nine (9) months after the Closing Date, or (ii) such time as the Seller engages in, or is subject to, discussions for a merger, amalgamation, share exchange, business combination, take-over bid, recapitalization, reorganization, liquidation, sale or issue of treasury securities or rights, except for such discussions that have been initiated prior to, and are ongoing as of, the date hereof and have been disclosed in writing to Buyer.

“Subsidiary” means any Person (i) whose securities or other ownership interests having by their terms the power to elect a majority of the board of directors are owned or controlled, directly or indirectly, by Seller, or (ii) whose business and policies Seller has the power to direct.

“TASE” means The Tel-Aviv Stock Exchange Ltd.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes.

“Taxes” means all Israeli, U.S. federal, state, local or municipal,  foreign or other taxes, including income, capital gains, gross receipts, value added, severance, property, sales, use, duty, license, excise, franchise, assessment, tariff, duty (including any customs duty), employment, severance, withholding or similar taxes, social security, disability, national insurance (‘bituach leumi’) and national health insurance (‘bituach briyut’), together with any interest, additions or penalties with respect thereto.

“Transferred Assets” means all assets of the Seller and the Seller’s Affiliates Related to the Business, including but not limited to all Assigned Contracts and the other items listed in Schedule XIII.

 “Employees’ Records” means all personnel files related to the Hired Former Employees and managed by the Seller, provided that Hired Former Employees’ Records shall not include any files the transfer of which is prohibited by applicable Law.

“Transferred Intellectual Property” means all the Intellectual Property owned by the Seller Related to the Business, including as listed in Schedule XIV, in the form attached hereto, which shall not include (i) any Trademarks with respect to the name "Alvarion" or any variations thereof and any other Trademarks owned by Seller or any of its Affiliates that are not listed in Schedule XIV, and (ii) the Excluded Intellectual Property.

“Written-Off Inventory Revenues” means the revenues received pursuant to bookings corresponding to purchase orders actually received and recorded by Buyer with respect to the sale of the written-off Inventory listed on Schedule XV hereto (the “Written-Off Inventory”) during the 18-month period after the Closing (the “Revenue Period”).

Section 1.2              Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3               Other Definitional Provisions. Unless the express context otherwise requires:

(i)                the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii)               the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iii)              the terms “Dollars” and “$” mean United States Dollars;

(iv)              references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(v)               wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(vi)              references herein to any gender include each other gender; and

(vii)             any reference to any law is deemed to refer to all applicable and relevant laws (including case law), statutes, codes or ordinances and all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1               Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing, in and to the Transferred Assets, free and clear of all Encumbrances.

Section 2.2               Non-Transferable Assets. In the event that any Transferred Asset which would otherwise be transferred on the Closing Date to Buyer is not capable of being sold, assigned, transferred, conveyed or delivered without obtaining the consent of a third party, or if such sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery would constitute a violation of any Contract constituting or relating specifically to a Transferred Asset, or a violation of any Legal Requirement, then such Transferred Asset shall remain in the Seller’s ownership and shall not be sold, assigned, transferred, conveyed or delivered hereunder, nor shall any Liability under any Contract constituting or relating specifically to such Transferred Asset be assumed by Buyer, except as set forth below. Any such Transferred Asset and any Contract which constitutes or relates to any such Transferred Asset or Assets shall be referred to herein as a “Non-Transferable Asset”.  In such event:

(a)          Both before and after the Closing Date, the parties shall cooperate to obtain any consents or comply with any applicable Legal Requirement required in order to transfer each such Non-Transferable Asset to Buyer without modifying, amending or burdening such Non-Transferable Asset in any material respect.

(b)         To the extent that on the Closing Date there is any Non-Transferable Asset outstanding, the Seller shall, from and after the Closing Date, cooperate with Buyer in any reasonable and lawful arrangement agreed upon between such parties designed to provide the benefit of such Non-Transferable Asset to Buyer, and Buyer shall satisfy or perform any Liability under or in connection with such Non-Transferable Asset which would be a Liability assumed by Buyer if such Non-Transferable Asset were a Transferred Asset. Such arrangement (as shall be agreed by the Seller and the Buyer) may include (i) terminating the Non-Transferable Asset between the Seller and the relevant third party and having Buyer entering into a new Contract with such third party on substantially the same terms or a subcontract of the Non-Transferable Asset to Buyer, or (ii) creation of a trust relationship whereby Seller shall serve as Buyer's trustee for any payments on account of such Non-Transferable Asset with such payments being made into a separate account pledged for the benefit of Buyer.

(c)          At any time after the Closing Date, if any Non-Transferable Asset becomes capable of being sold, assigned, transferred, conveyed or delivered to Buyer, then, at such time, such Non-Transferable Asset shall be assigned, transferred, conveyed and delivered to Buyer for no additional consideration pursuant to the execution and delivery by the parties of an appropriate instrument of assignment with respect to the Non-Transferable Asset and such Non-Transferable Asset shall be deemed a Transferred Asset for all intents and purposes hereunder; provided, however, that if and to the extent that the Seller has theretofore provided Buyer with comparable assets or compensation for such Non-Transferable Asset as shall be agreed upon between the parties in writing, an equitable adjustment shall be made between Seller and Buyer to effectuate fully the intent of the foregoing provision.

(d)          Without derogating from the foregoing, to the extent that on the Closing Date any Guarantee (as defined below) which would otherwise be replaced by a Buyer Guarantee as set forth in Section 6.13 is not capable of being so replaced, as shall reasonably be determined by the Parties, then Buyer shall, from and after the Closing Date, provide to Seller such monetary assurances that shall have the same effect as the Buyer Guarantee that would have otherwise replaced the Guarantee, and Buyer shall be responsible and satisfy or perform each Liability under or in connection with such Guarantee which would be a Buyer Guarantee if such Guarantee were replaced by a Buyer Guarantee.

Section 2.3               Excluded Assets.  Notwithstanding anything herein to the contrary, from and after the Closing, the Seller shall retain all of its existing right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, the Excluded Assets.

Section 2.4               Assumption of Liabilities. On the terms and subject to the conditions set forth herein, at the Closing Buyer shall assume, and thereafter shall discharge or perform when due, all of the Assumed Liabilities.

Section 2.5               Excluded Liabilities. Seller shall retain and be responsible for all Excluded Liabilities.

Section 2.6               Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale of the Transferred Assets, Buyer shall (i) assume all of the Assumed Liabilities and (ii) pay or cause to be paid to the Seller (A) the Cash Consideration (as defined below) plus (B) the Performance Based Payments (as defined below), if any ((A) and (B), collectively, the “Purchase Price”). The Purchase Price shall consist of the following payments by Buyer:

(a)          Cash Consideration.

(i)           Subject to this Section 2.6(a), a cash amount of Five Million Seven Hundred Thousand United States Dollars (US$5,700,000) (the “Cash Consideration”) shall be paid to the Seller, in each case in immediately available funds to an account the details of which shall be provided by the Seller to Buyer in advance of the due date for such payment, as follows: (i) at the Closing, an amount of One Million Two Hundred Thousand United States Dollars (US$1,200,000) (the “First Installment”), plus (ii) three equal installments, each in the amount of One Million Five Hundred Thousand United States Dollars (US$1,500,000), to be paid to the Seller on the dates that are three, six and nine months after the Closing (or, in the event that any of such days is not a Business Day, then on the immediately following Business Day) (the amounts underlying such three installments are referred to collectively as the "Post Closing Installments").

(ii)          Notwithstanding the foregoing, the Cash Consideration shall be adjusted pursuant to Section 6.15(i) and sub-Section 2.6(a)(iii), such that the First Installment shall be reduced by the Additional Premium payable as set forth in Section 6.15(i) and the First Installment shall be adjusted pursuant to sub-Section 2.6(a)(iii). To the extent the amount of the deductions in the Cash Consideration pursuant to this Section 2.6(a)(ii) exceeds the amount of the First Installment, the Post Closing Installments shall be reduced by the amount by which such deductions exceed the amount of the First Installment, such excess amount to be reduced from the next Post Closing Installments as required.

(iii)          (a)      Not later than two (2) Business Days prior to the Closing Date, Seller and Buyer shall finalize the preparation of a pro-forma Closing Date balance sheet for the Business, including Accounts Receivables and accounts payable (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared as of a date which is one (1) Business Day prior to the planned Closing Date.

(b)       Based on the Closing Balance Sheet, the value of X shall be determined as follows:

X =

(+) cash received Related to the Business

(-) cash paid to suppliers, agents, royalties and all other accounts Related to the Business

(-) salaries (only salaries; no bonuses or any other “one time” payments) paid to Hired Former Employees during the period from the date hereof until the Closing Date.

(-) direct costs related to the Hired Former Employees (namely travel, cell phones, cars). Direct costs do not include any overhead expenses of Seller, including, rent, IT, finance, utilities etc.)

(c)       In the event that X is greater than zero, then the amount by which X is greater than zero shall be reduced from the Cash Consideration in accordance with sub-Section 2.6(a)(iii)(ii);

(d)       In the event that X is less than zero, then the amount by which X is lower than zero shall be added to the First Installment.

(b)         Entitlement to Performance Based Payments.

Subject to the Business recording minimum revenues of $50,000,000 from the Closing Date through the one year anniversary of the Closing Date ("Minimum Revenues"), Buyer shall make additional cash payments to the Seller in the amounts determined in accordance with this Section 2.6(b) (such payments, the “Performance Based Payments”).  The Performance Based Payments will be calculated as follows:

(i)           Written-Off Inventory Revenue Sharing. Subject to the provisions of this Section 2.6(b)(i), an amount equal to the lower of (i) 50% of the aggregate Written-Off Inventory Revenues, and (ii) Six Million United States Dollars (US$6,000,000) (the “Written-Off Inventory Amount”) multiplied by a fraction the numerator of which is the Sharing Amount and the denominator of which is US$ 20,000,000, shall be paid in cash by wire transfer of immediately available funds by Buyer to Seller within the later of (a) seven (7) Business Days of the actual receipt by Buyer of any payment under the purchase orders for Written-Off Inventory (whether or not such payment is received by Buyer during the Revenue Period) and (b) such date as the Minimum Revenues target is first achieved, which Written-Off Inventory Amount shall be set forth in the applicable Written-Off Inventory Payment Notice (as defined below). Not later than ten (10) days after the end of each calendar quarter during the Revenue Period, Buyer will prepare and deliver to Seller a statement, in the form to be attached hereto as Schedule XVI (the "Written-Off Payment Notice"), setting forth in reasonable detail (i) the aggregate amount of revenues recorded by the Business during such calendar quarter, (ii) the purchase orders for Written-Off Inventory actually received by Buyer and (iii) the consideration upon which such sale was effected, which shall be derived from and be in accordance with the books and records of Buyer. Buyer shall then afford to Seller and to Seller’s representatives reasonable access during normal business hours to the relevant pricing information concerning such Written-Off Inventory and the sale thereof and the provisions of Section 2.6(c) below shall apply; provided that in no event will the amounts paid to Seller under this Section 2.6(b)(i) exceed in the aggregate Six Million United States Dollars (US$6,000,000).

(c)          Performance Based Payments Procedures.

(i)           If the Seller does not deliver a Seller Notice (as defined below) within thirty (30) days after receipt of the Payment Notice, then the Payment Notice shall be final and conclusive and shall be paid without deduction within three (3) Business Days following the end of the thirty (30)-day period set forth above.

(ii)           In the event that the Seller disputes Buyer's calculation of any Performance Based Payment, the Seller shall be entitled, within thirty (30) days following receipt of the Payment Notice, to deliver a written notice to Buyer stating that the Seller believes that a Performance Based Payment in an amount higher than the amount of the Performance Based Payment set forth in the Payment Notice is payable to the Seller, and detailing the error in Buyer's calculation of the Performance Based Payment and the amount of the Performance Based Payment that the Seller believes is due to it (the "Seller Notice"). If Buyer disputes that a Performance Based Payment is payable or the amount of the Performance Based Payment as stated in the Seller Notice, the Seller’s and Buyer's representatives shall meet and attempt in good faith to resolve such dispute. If it is so resolved, the Payment Notice shall be modified as necessary to reflect such resolution and the Payment Notice as so modified shall be deemed final and conclusive and the applicable Performance Based Payment shall be paid within 10 days following the date the amended Payment Notice became final.

(iii)           If Buyer and Seller do not resolve the dispute as aforesaid then each Party retains its rights and claims in connection therewith until resolved by agreement, court, mediation or arbitration, as the case may be.

(d)          Waiver. No waiver by any party of any term or condition of Section 2.6(c), in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of Section 2.6 on any future occasion.

(e)          Acknowledgment. Seller acknowledges, with respect to the Performance Based Payments that, subject to Section 6.8, (i) Buyer intends to exercise or refrain from exercising its powers and rights with respect to the Written-Off Inventory as it may deem appropriate and in the best overall interests of Buyer and its subsidiaries as a whole, taking into account their respective conditions and prospects from time to time, (ii) Buyer or any Affiliate thereof shall not (other than as set forth in Section 6.8) be restricted from pursuing any activities or operations not affecting the Performance Based Payments, nor from entering into, terminating, modifying, disposing of or otherwise making any change thereto, or selling any assets or properties, including those acquired under the Agreement, in each case to the extent not otherwise specifically prohibited hereunder; and (iii)  operation of the Business by Buyer may impact the timing of receipt of payments from the sale of Written-Off Inventory and Buyer may refuse to enter into an arrangement that would cause or increase sales of Written-Off Inventory during the Revenue Period.

Section 2.7               Security for Payment. As a security for the payment by Buyer to Seller of the full amount of the Post Closing Installments, at the Closing the Buyer shall provide Seller with three (3) checks each in the amount of US$ 1,500,000 dated as of the date that is three months, six months and nine months after the Closing.  As  security for the payment by Seller to Buyer of the amounts set forth in a Buyer Inventory Notice (as defined below) in accordance with the provisions of Section 6.9, at the Closing the Seller shall provide Buyer with one check in the amount of US$ 1,500,000 dated as of the date that is 18 months after the Closing,

Section 2.8               Withholding Tax. Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable, upon the actual payment or delivery thereof, to Seller pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Israeli Tax Ordinance, unless Buyer receives from Seller a certificate from the Israeli Tax Authority (“ITA”) providing for an exemption from such withholding or deduction to the reasonable satisfaction of Buyer. To the extent such amounts are so deducted or withheld, such withholding shall be made in good faith, and such withheld amounts shall be transferred by Buyer to the ITA and shall be treated for all purposes of this Agreement as having been paid to Seller, and Buyer shall provide to Seller all requested documentation evidencing such deduction or withholding and such payment to the ITA.

Section 2.9               VAT. The Purchase Price is exclusive of Value Added Tax (“VAT”), if applicable. At the Closing Seller shall provide Buyer with a valid VAT invoice for the Purchase Price and Buyer shall provide Seller with a check for the applicable VAT on the Purchase Price dated three days prior to the first date on which Seller is obligated to pay VAT.

Section 2.10             Closing.  The Closing shall take place, subject to the terms and conditions of this Agreement, remotely by electronic means or by such other means as the parties shall agree at a time and a date specified by the parties, which shall be no later than the second Business Day following satisfaction (or, to the extent permitted, waiver) of all the conditions set forth in ARTICLE VII. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.11            Deliveries and Transactions at Closing. At the Closing, the following transactions shall occur simultaneously (no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered):

(a)         Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller the following:

(i)            the First Installment in immediately available funds by wire transfer to an account which shall have been designated by Seller in writing prior to the Closing Date;

(ii)           the transfer documents required by the OCS, as shall be referred to in the OCS Consent or in accordance with the requirements of the Israeli Encouragement of Industrial Research and Development Law, 5744-1984 (the “R&D Law”), duly executed by Buyer;

(iii)          a Transition Services Agreement between Seller and Buyer, in the form to be attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Buyer;

(iv)         a Seller Reseller Agreement between Seller and Buyer, in the form to be attached hereto as Exhibit B (the “Seller Reseller Agreement”), duly executed by Buyer;

(v)          a Buyer Reseller Agreement between Seller and Buyer, in the form to be attached hereto as Exhibit C (the “Buyer Reseller Agreement”), duly executed by Buyer;

(vi)         a trademark license agreement between Seller and Buyer, in the form to be attached hereto as Exhibit D (the "TM License Agreement"), duly executed by Buyer;

(vii)        copies of the Buyer Replacement Guarantees (as defined below);

(viii)       a valid copy of Buyer's product liability insurance policy for the benefit of Seller, as set forth in Section 6.15(i) below.

(ix)          evidence of the obtaining of, or, if sufficient, the filing with respect to, as necessary, the Buyer Required Consents; and

(x)           such instruments of assumption and other instruments, certificates or documents as the Seller may reasonably request to effect the transactions contemplated hereby.

(b)         Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)            possession of the tangible Transferred Assets;

(ii)           the transfer documents required by the OCS, as shall be referred to in the OCS Consent or in accordance with the requirements of the R&D Law;

(iii)          the Transition Services Agreement, duly executed by Seller;

(iv)          the Seller Reseller Agreement, duly executed by Seller;

(v)           the Buyer Reseller Agreement, duly executed by Seller;

(vi)          a Bill of Sale, in the form to be attached hereto as Exhibit E, duly executed by Seller;

(vii)         an assignment deed of the Intellectual Property rights in the form to be attached hereto as Exhibit F, duly executed by Seller;

(viii)        the TM License Agreement, duly executed by Seller;

(ix)          evidence of the obtaining of, or, if sufficient, the filing with respect to, the Seller Required Consents (as defined below);

(x)           a consent letter duly executed by the owner of the Excluded Intellectual Property, substantially in the form attached hereto as Exhibit G, or such other form approved in writing by Buyer and its counsel; and

(xi)          such instruments of assumption and other instruments, certificates or documents as Buyer may reasonably request to effect the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that, subject to the exceptions set forth in the disclosure schedule attached hereto as Schedule XVII (the "Seller Disclosure Schedule"), the following statements are true and correct as of the date hereof and as of the Closing Date, and acknowledges that Buyer is entering into this Agreement in reliance thereon:

Section 3.1               Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries that comprise the Seller (i) is a company duly incorporated and validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, and (ii) has the requisite corporate power and authority to own and carry on the Business as now being conducted. Section 3.1 of the Seller Disclosure Schedule sets forth a true and complete list of each such Subsidiary, together with (A) the specification of the nature of the legal organization of each such Subsidiary, (B) the jurisdiction of incorporation or organization of each such Subsidiary and (C) the percentage of each such Subsidiary’s outstanding shares directly or indirectly owned by the Company.

Section 3.2               Authority; Noncontravention. The Seller has the requisite power and authority, and is competent, to execute, deliver and perform this Agreement and all other agreements delivered pursuant hereto (collectively, the "Transaction Documents"), to consummate the transactions contemplated hereby and thereby and to comply with the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, the consummation by Seller of the transactions contemplated hereby and thereby (alone or in combination with any other event) and the compliance by Seller with the provisions of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Seller, and no other action or proceeding on the part of Seller is necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been (or will be immediately prior to the Closing) duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer or the other parties thereto, constitute valid and binding obligations of Seller, enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Seller with the provisions of this Agreement and the other Transaction Documents do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both), (any such event, a “Seller Conflict”) under (i) the Corporate Documents of Seller, (ii) in any material respect, any Legal Requirement or any order of any court or other Governmental Entity, in each case by which Seller or any part of the Business is bound, or (iii) in any material respect, any provision of any Contract, permit, concession, franchise or license by which any part of the Business is bound, or result in the creation or imposition of any Encumbrance upon any part of Transferred Assets or the Business.

Section 3.3               Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person (so as not to trigger any Seller Conflict) is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Seller, the consummation by the Seller of the transactions contemplated hereby or thereby (alone or in combination with any other event) or the compliance by the Seller with the provisions of this Agreement or the other Transaction Documents, except for the OCS Consent and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth in Section 3.2 of the Seller Disclosure Schedule (the “Seller Required Consents”).

Section 3.4               Title to Properties, etc.

(i)          Seller has marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Transferred Assets, free and clear of any Encumbrances, except as set forth in Section 3.4(i) of the Seller Disclosure Schedule, and except for (i) Encumbrances imposed by applicable Law, incurred in good faith in the ordinary course of the Business and securing obligations which are not yet due or which are being contested in good faith by customary proceedings the value of which does not exceed US$ 10,000, in the aggregate; and (ii) Encumbrances for Taxes either not yet due and payable or which are being contested in good faith, and which are otherwise not Excluded Liabilities (collectively, the “Permitted Encumbrances”).

(ii)         The Transferred Assets, collectively, comprise all of the material assets, rights and services used by Seller in the operation of the Business as currently conducted. All tangible assets included in the Transferred Assets are in reasonably sufficient operating condition and in a state of reasonable maintenance and repair for the continued conduct of the Business as currently being conducted and as currently contemplated by the Seller to be conducted, except only for reasonable wear and tear.

(iii)         Except as set forth in Section 3.4(iii) of the Seller Disclosure Schedule, the Transferred Assets (i) comprise in the aggregate all of the assets necessary for the operation of the Business as currently conducted by Seller, (ii) are in good operating condition as necessary to conduct the Business as currently conducted by Seller, except for reasonable wear and tear, and (iii) assuming the condition set forth in Section 7.2(viii) is met,  will enable Buyer to perform and comply with its obligations under the Assigned Contracts after the Closing Date.

Section 3.5               Accounts Receivable and Payable. The Accounts Receivable are valid receivables and arose in the ordinary course of business. Seller has not received any written notice from an Account Receivable debtor (i) stating that it refuses to pay the full amount thereof, or (ii) which might be reasonably expected to result in non-payment thereof. None of the debtors under any of such Accounts Receivable is an Affiliate of the Seller.  None of the Accounts Receivable is subject to any Encumbrance, except as set forth in the Disclosure Schedule. Schedule II sets forth the Accounts Receivables and accounts payable of the Business as of the date hereof.

Section 3.6               Inventory. The Inventory, other than the Written-Off Inventory, consists solely of items of tangible property of the kind and quality regularly used,  produced and sold in the Business, and is saleable or re-saleable (or useable) in the ordinary course of business as currently conducted by Seller, in each case within the 18-month period following the Closing. Section 3.6 of the Seller Disclosure Schedule details all current Inventory and the location of all such Inventory (other than the Written-Off Inventory).

Section 3.7               Scope of Listed Contracts.

(i)              The customers with whom the Listed Contracts have been entered into, generated revenues of the Business in excess of $1,500,000 for the years 2010, 2011 and 2012. The Listed Contracts constituted no less than 72% of the aggregate revenues of the Business for the years 2010, 2011 and 2012.

(ii)              The agents, distributors and resellers with whom the Listed Contracts have been entered into are entitled to commissions only with respect to the customers and in the countries detailed in such Listed Contracts.

Section 3.8               Intellectual Property.

(i)         Section 3.8(i) of the Seller Disclosure Schedule lists (i) all Intellectual Property that is the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any Governmental Entity, specifying whether such Intellectual Property is owned by or leased (under license or otherwise) to Seller and indicating, where applicable, the jurisdictions in which each such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, and (ii) a complete and accurate list (by name and version number) of all products Related to the Business that have been distributed or provided by Seller in the past three (3) years. To the Seller's Knowledge, all Intellectual Property shown as registered in Section 3.8(i) of the Seller Disclosure Schedule has been properly registered, all pending registrations and applications therefor have been properly made and filed and all maintenance, renewal and other fees relating to registrations or applications therefor are current. To the Seller’s Knowledge, all such registrations, filings and issuances are in full force and effect as of the date hereof, and all fees and other charges with respect thereto are current.

(ii)        Except as set forth in Section 3.8(ii) of the Seller Disclosure Schedule, Seller owns, or has a license to use or otherwise possesses rights to, all Intellectual Property, free and clear of all Encumbrances. Except as may be limited by applicable Laws, Seller has the right to make, have made, sell, use, copy, distribute, prepare derivative works from, support, modify, enhance, import, or offer for sale, all its products Related to the Business.  The Intellectual Property is sufficient to conduct the Business in its ordinary course and as it is currently conducted.

(iii)       To the Seller’s Knowledge, none of the Intellectual Property infringes any intellectual property or other right of any third party. Except as set forth in  Section 3.8(iii) of the Seller Disclosure Schedule, there are no pending or, to the Seller's Knowledge, threatened claims made by any Person (i) claiming that the manufacture, sale or use of any product incorporating any of the Intellectual Property infringes any  intellectual property or constitutes a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other intellectual property or other right of any other Person, or (ii) challenging the ownership by Seller, validity or effectiveness, of any of the Intellectual Property. Seller has not received from any other Person any written notification with respect to any matters of the type contemplated by the immediately preceding sentence, nor to Seller's Knowledge are there any facts forming the basis for the matters of the type contemplated by the immediately preceding sentence.  There is currently no pending action, suit or proceeding brought by Seller against any third party claiming an infringement of the Intellectual Property or breach of any Contract by such third party.

(iv)       To the Seller's Knowledge, there has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or independent contractor or former employee or former independent contractor of Seller.

(v)        No Intellectual Property is subject to any outstanding decree, order, judgment, injunction, stipulation or determination of an arbitrator or court or other competent Governmental Entity in any jurisdiction where Seller conducts the Business, which decree, order, judgment, injunction, stipulation or determination adversely affects the rights of Seller in such Intellectual Property or restricting in any manner the use or licensing thereof by Seller.

(vi)       Except as set forth in Section 3.8(vi) of the Seller Disclosure Schedule, Seller has not transferred ownership of, or granted any license to or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property to or by any third party, and there are no outstanding options or agreements of any kind relating to the same. Except as set forth in Section 3.8(vi) of the Seller Disclosure Schedule, Seller is not obligated to pay any royalties or other payments to third parties with respect to its ownership, marketing, sale, distribution, manufacture, license or use of any Intellectual Property. The Intellectual Property does not contain derivative works of any programming or materials, the proprietary rights to which are not owned in their entirety by Seller, except for third party software licensed by Seller and embedded therein, as set forth on Section 3.8(vi) of the Seller Disclosure Schedule.

(vii)      Except as set forth in  Section 3.8(vii) of the Seller Disclosure Schedule, Seller has not requested from, made any application to, nor received any benefits from, the OCS with respect to research and development funding in accordance with the Law for the Encouragement of Industrial Research and Development, 5744-1984, and  Section 3.8(vii) of the Seller Disclosure Schedule lists all items of the Intellectual Property as of the date hereof which were developed with (x) grants, incentives, exemptions and subsidies from any Israeli Governmental Entity granted to Seller and Related to the Business or the Transferred Assets (the “Israeli Grants”), or (y) funding, facilities or resources provided by a university, college, educational institution, research center, foundation, multi-national fund,  or similar institution or organization (collectively, an “Institution”). Except as set forth in Section 3.8(vii) of the Seller Disclosure Schedule, (i) all such Intellectual Property is freely transferable, conveyable and assignable by Seller to Buyer, and (ii) to the Knowledge of Seller, no restriction, constraint, control, supervision or limitation whatsoever has been imposed by any Governmental Entity or Institution on the place, method and scope of exploitation of any such Intellectual Property, including the operation of the Business as currently conducted. Seller has made available to Buyer, prior to the date hereof, correct copies of all applications for Israeli Grants submitted by or on behalf of Seller within the Seller’s possession and of all letters of approval, and supplements thereto, granted in connection therewith as well as all material correspondence or written summaries pertaining thereto. Seller has no unwritten or informal arrangements or understandings that relate to the Israeli Grants that could be reasonably expected to result in increased payments with respect to the Israeli Grants. Seller is in compliance in all material respects with the terms and conditions of all the Israeli Grants and has fulfilled in all material respects all the undertakings required thereby. To Seller’s Knowledge, no event or other set of circumstances has occurred which is reasonably expected to lead to the revocation or material modification of any of the Israeli Grants. Neither the execution, delivery or performance of this Agreement, or any of the other transactions contemplated by this Agreement, does, will or could reasonably be expected to (with or without notice or lapse of time) give rise to any right to revoke, withdraw, suspend, cancel, terminate or modify any Israeli Grant.

(viii)     Seller has not disclosed or provided access (nor is it required to do so), including by way of escrow, to any source code of, or any material proprietary information or algorithm contained in or relating to, any software source code, of any Intellectual Property.

(ix)        With respect to software (object and source code) that is part of the Intellectual Property (“Software”), in no instance has the eligibility for protection under applicable copyright Law been forfeited to the public domain by any action on the part of the Seller, its directors, officers, employees, consultants, agents or anyone acting on its behalf.

(x)         Seller has used efforts in line with standard industry practice to ensure that the Trade Secrets have been treated as confidential and proprietary and to maintain the secrecy of all Trade Secrets, including by entering into written agreements requiring any recipient of Trade Secret information to keep such information in confidence.  To the Seller’s Knowledge, there has been no violation by any Person that has resulted or may result in the loss of protection of any Trade Secret.  Without prejudice to the foregoing, all employees, agents, consultants, contractors and any other parties who have had access to the Seller’s confidential or proprietary information or created Intellectual Property have been required to sign a non-disclosure agreement.

(xi)        Except as set forth in  Section 3.8(xi) of the Seller Disclosure Schedule, all employees, agents, consultants and/or contractors of Seller, who have contributed to or participated in any material way in the conception and/or development of the Intellectual Property on behalf of Seller have executed (1) nondisclosure agreements, and (ii) have executed instruments of assignment in favor of Seller as assignee of all right, title and interest in and to the Intellectual Property. To Seller's Knowledge, no current or former employee, consultant or independent contractor of Seller who was involved in, or contributed to, the creation or development of any of the Intellectual Property has performed services for any Governmental Entity, for a university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller. Seller has taken appropriate actions to protect the confidentiality of confidential information provided to it by customers and other third Persons.

(xii)       Except for technical measures and features that are expressly documented and set forth in  Section 3.8(xii) of the Seller Disclosure Schedule and that are designated to prevent unauthorized use of the Software, no portion of the Software has been designed by Seller to contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other such actions.

(xiii)      Except as set forth in  Section 3.8(xiii) of the Seller Disclosure Schedule, Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body, research group or similar organization that could compel Seller to grant or offer to any third party any license or right to the Intellectual Property.

(xiv)      Except as set forth in Section 3.8(xiv) of the Seller Disclosure Schedule, Seller has not incorporated any Public Software (as defined below) into the Software at any time. Seller has been and is currently in compliance with all material terms and conditions of all such licenses for Public Software.  Except as set forth in Section 3.8(xiv), none of the Software have been or are being distributed, in whole or in part, or were used, or are being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in Source Code form or made available at no charge.  “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License. In the event that the source code for any Intellectual Property shall be required to be disclosed due to the use of Public Software, such disclosure shall not have a material adverse effect on the  Business as currently conducted and as currently contemplated to be conducted by the Seller.

(xv)       To the Seller's Knowledge, the letters listed in Section 3.8(xv) of the Seller Disclosure Schedule, do not create a Liability for the Business and no further correspondence was received by the Seller or any of its Affiliates from the counterparty to such letters or anyone on their behalf since the date each of such letters was received with respect to the matters in such letters.

Section 3.9               Assigned Contracts.

(i)            Except for the Assigned Contracts, neither Seller nor any of its Subsidiaries is a party to or bound by, any Contract that is Related to the Business, or to which any of the Transferred Assets are subject, except to the extent included in Excluded Assets.

(ii)           True and complete copies of all the Listed Contracts, including any amendments thereto, have been made available to the Buyer. The Listed Contracts are in full force and effect and in good standing with no amendments except as disclosed in Schedule X and other than as shall not have a Material Adverse Effect, there are no outstanding defaults or violations under any of those Listed Contracts on the part of Seller or, to Seller's Knowledge, on the part of any other party to any of those Listed Contracts.  Except as disclosed in Section 3.9 of the Seller Disclosure Schedule, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any of the Listed Contracts, other than in the ordinary course of business.

(iii)          There are no outstanding powers of attorney in favor of any Person Related to the Business that would affect any Transferred Asset.

Section 3.10             Litigation. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, there are no claims, actions, suits, proceedings or labor disputes pending or, to the Knowledge of Seller, threatened, before any Governmental Entity, brought by or against Seller or any of its officers, directors, employees, independent contractors or agents that are either Related to the Business, attached to the Transferred Assets or related the transactions contemplated by this Agreement, nor to the Knowledge of Seller is there any basis for any such action, suit or proceeding. To the Knowledge of the Seller, neither the Business nor the Transferred Assets are subject to any investigation, order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that adversely affects the Business or the Transferred Assets, or that would be reasonably expected to impede Seller's ability to consummate the transactions contemplated by this Agreement.

Section 3.11             Insurance. All Insurance Policies are listed in Section 3.11 of the Seller Disclosure Schedule; true and complete copies of all such Insurance Policies have been provided to Buyer. Each of the Insurance Policies is valid and subsisting and in good standing and there is no default under any of them. No written notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of the Insurance Policies has been received by Seller.

Section 3.12             Compliance with Laws; Governmental Authorizations.

(i)          Seller has complied with and is in compliance, in each case in all material respects, with all Legal Requirements applicable to the Transferred Assets and Assumed Liabilities.

(ii)         Section 3.12(ii) of the Seller Disclosure Schedule lists each material Governmental Authorization held by Seller in connection with the Business, and Seller has made available to Buyer accurate and complete copies of all Governmental Authorizations listed in Section 3.12(ii) of the Seller Disclosure Schedule, all of which are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Seller to conduct the Business substantially in the same manner in which it is currently being conducted by Seller.  Seller is in compliance in all material respects with the terms and requirements of the Governmental Authorizations listed in Section 3.12(ii) of the Seller Disclosure Schedule. Seller has not received any written notice communication from any Governmental Entity regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(iii)        No Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of products or services using any of the Intellectual Property or Transferred Assets.

Section 3.13             Employee Matters.

(i)         Section.3.13(i) of the Seller Disclosure Schedule contains a list of the names and positions of all Employees, along with their date of hire, employing entity, location, the law governing the contract of employment, current monthly salary, estimated or target annual or monthly incentive compensation (if any), number of annual vacation days, sick and other paid time-off allowance and other social benefits payable or which Seller is bound to provide to each Employee (collectively, “Benefits”). Section.3.13(i) of the Seller Disclosure Schedule also identifies each Employee who is entitled to a termination notice of more than thirty (30) days.

(ii)         Seller is in compliance in all material respects with all material relevant employment Laws and personal agreements and as customary in Seller and there are no arrears in the payment of wages, social security benefits (including the actual and full payment/depositing of any relevant amount in the relevant funds/severance payment funds/"Bituach Menahalim", pension, provident funds, further education funds, etc.), social security taxes, withholding taxes etc. Except as set forth in Section 3.13(ii) of the Seller Disclosure Schedule Seller has no binding customs applicable to the Employees, including with respect to termination of employment.

(iii)        Section 3.13(iii) of the Seller Disclosure Schedule contains a list of all material independent contractors currently engaged by Seller in connection with the Business, along with their date of retention and rate of remuneration and any other forms of compensation payable to each such person or entity.

(iv)        Seller is not a member in any employers’ organization, and, to Seller's Knowledge, no claim or request has been made of Seller by any employers’ organization. Seller is not a party to, or bound by, any collective bargaining agreement or arrangement or union contract or extension order (excluding such extension orders that may apply to all employers or employees in Israel in general or to all employees engaged in industries similar to the industry of the Business, as listed in Section.3.13(iv) of the Seller Disclosure Schedule). No labor union or other representative organization has otherwise been certified or recognized as the collective bargaining representative of any employees of Seller or, to Seller's Knowledge, has applied to represent such employees or is attempting to represent such employees.

(v)        Except as set forth in Section 3.13(v) of the Seller Disclosure Schedule, there are no legal proceedings pending or, to the Knowledge of Seller, threatened against Seller before any tribunal with respect to any labor or employment-related dispute.

(vi)       Except as set forth in Section 3.13(vi) of the Seller Disclosure Schedule, as contemplated by this Agreement, no Employee has notified or, to the Knowledge of Seller, intends to notify Seller that such individual intends to terminate his or her employment or engagement with Seller as a result of the consummation of the transactions contemplated hereby.

(vii)       All Employees of Seller have entered into employment or consulting agreements, as applicable, with Seller, and copies thereof have been made available to Buyer.

Section 3.14             Related Parties. Except as set forth in Section 3.14 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement or by virtue of employment agreements with Employees in and by themselves, to Seller’s Knowledge: (a) no Related Party has any direct or indirect interest in any material Transferred Asset Related to the Business; (b) no Related Party is indebted to Seller in connection with the Business; (c) no Related Party is currently a party to any Material Contract with the Seller; and (d) no Related Party is currently directly competing with the Business.  For purposes of this Section 3.14, each of the following shall be deemed to be a “Related Party”:  (i) each Affiliate of the Seller; (ii) each individual who is an officer or director of Seller; and (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above.

Section 3.15             Customers and Suppliers; Subcontractors.

(i)                Section 3.15(i) of the Seller Disclosure Schedule sets forth a complete and correct list of (a) all customers whose purchases exceeded 7% of the aggregate sales by the Business during the year ended December 31, 2012; and (b) the ten top suppliers, by Dollar volume, of the Business during the year ended December 31, 2012.  None of such customers and suppliers has notified the Seller that it intends to terminate or change significantly its relationship with the Business as a result of the consummation of the transactions contemplated by this Agreement.

(ii)               Section 3.15(ii) of the Seller Disclosure Schedule sets forth a complete and correct list of the top fifteen agent, by Dollar volume, of the Business during the year ended December 31, 2012.

(iii)              Except as disclosed in Section 3.15(c) of the Seller Disclosure Schedule: (i) there are no outstanding warranties, repair contracts or other maintenance obligations with or to customers or other users of the products of the Business, other than in the ordinary course of business, (ii) there are no outstanding material claims under warranties, repair contracts or other maintenance obligations with or to customers or other users of the products of the Business, and (iii) Seller is not required to provide any bonding or other financial security arrangements in connection with any transactions with any of the customers or suppliers of the Business.

(iv)              The Seller’s backlog report dated as of February 20, 2013, a copy of which was provided to the Purchaser prior to the date hereof Section 3.15(iv) (the “Backlog Report”): (i) has been computed based on the methodology and principles developed by Seller and described in Section 3.15(iv)(2) of the Seller Disclosure Schedule and (ii) subject to the limitations described in such schedule, accurately represents in all material respects the projected backlog of Seller with respect to the Business, consistent with such computation, methodologies and principles. For the avoidance of doubt, Seller does not represent and warrant as to the actual fulfilment of the projected backlog.

Section 3.16             Operation of the Business.  No part of the Business is currently operated by Seller through any entity other than Seller. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, (i) there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party or which is otherwise binding upon Seller, which has or is reasonably expected to have the effect of prohibiting or impairing the ability of Buyer to operate the Business and the Transferred Assets after the Closing in materially the same manner as currently operated by Seller,  and (ii) without limiting the foregoing, Seller has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any products Related to the Business, which agreement will prevent the Buyer from operating the Business after the Closing in the same manner as it is currently operated by Seller.

Section 3.17            Product Defects; Product Warranties. There is no action, suit, proceeding or investigation involving any product liability claim in progress, pending, or, to Seller’s Knowledge, threatened, against or affecting the Business alleging any defect in the design or manufacture of or the materials used in any of the Seller's products Related to the Business.  Each product Related to the Business that has been designed, manufactured, assembled, sold, repaired, maintained, leased, installed or delivered, and each service Related to the Business that has been provided, by or on behalf of Seller has been in material compliance with all applicable contractual commitments, warranties and Legal Requirements. Seller has no Liability (and there is no pending or, to Seller’s Knowledge, threatened claim against Seller that would be reasonably expected to give rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except for such Liabilities that would not, individually or in the aggregate, have a Material Adverse Effect. To Seller’s Knowledge, Seller does not have any Liability arising out of any injury to individuals or any material damage to property as a result of the ownership, possession or use of any products designed, manufactured, assembled, licensed, sold, repaired, maintained, leased, installed or delivered or services rendered by or on behalf of Seller that are Related to the Business.

Section 3.18             No Changes.

(a)         Except as set forth in Section 3.18 of the Seller Disclosure Schedule, since December 31, 2012 there has not been, occurred or arisen any:

(i)            transaction by the Seller in relation to the Business, except in the ordinary course of business and consistent with past practices;

(ii)           destruction of, damage to or loss of any material assets, business or (to Seller's Knowledge) customer of the Business (whether or not covered by insurance);

(iii)          increase in the salary or other compensation payable or to become payable to any of the Employees, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

(iv)         any Encumbrance placed on any of the Transferred Assets which remains in existence on the date hereof;

(v)           amendment or termination of any material Contract that is Related to the Business;

(vi)         loan by Seller to any person or entity, the incurrence by Seller of any indebtedness, the guaranty by Seller of any indebtedness, issuance or sale of any debt securities of Seller or the guaranty of any debt securities of others, in each such event as Related to the Business (and not to any other part of Seller's business);

(vii)         waiver or release of any material right or claim of Seller, including any write-off or other compromise of any account receivable of Seller, Related to the Business;

(viii)       any material contingent liabilities incurred by Seller with respect to the obligations of any other Person that would be assumed hereunder by Buyer;

(ix)          written notice or overt threat of commencement of any lawsuit or proceeding against or (to Seller’s  Knowledge) investigation of Seller or its affairs Related to the Business;

(x)           written notice of any claim of ownership by a third party of the Intellectual Property rights or of infringement by the Intellectual Property of any third party's intellectual property rights;

(xi)          material change in pricing or royalties set or charged by Seller to the Business’ customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property to the Business;

(xii)          to Seller’s Knowledge, event or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect;

(xiii)        any agreement (whether written or oral) to do any of the things described in the preceding clauses.

(b)         Since January 31, 2013, there has not been, more than a 5% deviation (positive or negative) in the value of the Written-Off Inventory and the accounts payable, except with respect to Flextronics.

Section 3.19             Taxes. All taxes, duties and assessments payable or incurred by Seller prior to the Closing Date that are reasonably expected to result in an Encumbrance upon any of the Transferred Assets have been or will timely be paid by Seller other than those being contested in good faith by Seller. There is no Encumbrance for Taxes upon any of the Transferred Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrance for Taxes on any of the Transferred Assets.

Section 3.20             Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement or the Transaction Documents.  As used in this Section, “insolvent” means that the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, Seller will be able to pay its Liabilities as they become due in the usual course of its business.

Section 3.21             Full Disclosure. The representations and warranties of Seller contained in this Agreement and in any other document delivered under this Agreement or any Closing Document are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in those representations and warranties not misleading to a prospective acquirer of the Business.  Except for matters disclosed in this Agreement, to the Seller’s Knowledge there are no facts which (individually or in the aggregate) materially adversely affect the Business or the operation thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date:

Section 4.1               Organization and Qualification. Buyer is a company duly incorporated and validly existing under the laws of the State of Israel. Buyer has the requisite corporate power and authority to own and hold its properties and to carry on its business as now being conducted.

Section 4.2              Authority; Noncontravention. Buyer has the requisite power and authority, and is competent, to execute, deliver and perform this Agreement the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to comply with the provisions of this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated hereby and thereby (alone or in combination with any other event) and the compliance by Buyer with the provisions of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of Buyer, and no other action or proceeding on the part of Buyer is necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been (or will be immediately prior to the Closing) duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller or the other parties thereto, constitute valid and binding obligations of Buyer enforceable against it in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally, or (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and compliance by Buyer with the provisions of this Agreement and the other Transaction Documents do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) (any such event, a “Buyer Conflict”) under (i) the Corporate Documents of Buyer, (ii) any Legal Requirement or any order of any court or other Governmental Entity by which Buyer is bound, or (iii) any provision of any Contract, permit, concession, franchise or license to which Buyer is a party.

Section 4.3               Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person (so as not to trigger any Buyer Conflict) is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Buyer, the consummation by Buyer of the transactions contemplated hereby or thereby (alone or in combination with any other event) or the compliance by Buyer with the provisions of this Agreement or the other Transaction Documents and such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth on Schedule XVIII hereto (the “Buyer Required Consents”).

Section 4.4               Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Knowledge of Buyer, threatened, before any Governmental Entity, brought by or against Buyer or any of its officers, directors, employees, independent contractors or agents related to the transactions contemplated hereby.

Section 4.5               No financing contingency. Buyer shall have through the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE IX, the cash amounts necessary to timely pay the aggregate purchase price.

Section 4.6              Disclosure of Information; Prior Advice. Without in any way derogating from Buyer's reliance upon Seller's representations and warranties in this Agreement and in any of the Transaction Documents, Buyer hereby confirms that it has completed its due diligence investigation in regard of the transactions contemplated herein to its full satisfaction, has had an opportunity to ask questions concerning the transactions contemplated herein and has received all the information required by it and has had an opportunity to obtain the advice of counsel, accountants and other advisors that it deems necessary prior to entering into this Agreement and the other Transaction Documents as to the financial, tax and legal consequences and related matters in connection with the transactions contemplated herein and therein.

ARTICLE V

CONDUCT PRIOR TO CLOSING

Section 5.1              During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE IX hereof and the Closing (the “Pre-Closing Period”), other than (i) as contemplated hereunder, (ii) as required by applicable Law, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)         Seller shall conduct the Business in the ordinary course and in substantially the same manner as the Business is being conducted as of the date of this Agreement and accordingly shall not accelerate the payment of any Accounts Receivables or delay the payment of any accounts payable;

(ii)        Seller shall use reasonable commercial efforts to preserve intact its current business organization and maintain its beneficial relations with all suppliers, customers, landlords, creditors, and other Persons having business relationships with Seller, all, to the extent Related to the Business, except changes resulting from the announcement, pendency, execution or performance of the transactions contemplated by this Agreement (including any adverse effect on any of the foregoing, which Seller undertakes to mitigate);

(iii)       Seller shall not make any sale, assignment, transfer, abandonment or other conveyance of the Transferred Assets or any part thereof, except transactions pursuant to existing Contracts or sales in the ordinary course of the Business;

(iv)       Seller shall not subject any of the Transferred Assets, or any part thereof, to (i) any indebtedness in excess of US$ 10,000 for any individual indebtedness, and US$ 50,000 for all indebtedness in the aggregate, or (ii) Encumbrance, or suffer such to exist, in each case other than Permitted Encumbrances;

(v)        In connection with the Employees, Seller shall not enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation payable or to become payable (including bonuses but excluding special one-time bonuses to be paid by Seller and salary increases following past salary decreases, which were imposed as part of a cost reduction plan), except in accordance with contractual provisions in effect as of the date hereof;

(vi)       Seller shall not dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property, or disclose to any Person who is not an Employee of Seller any Intellectual Property not in the ordinary course of the Business, except pursuant to judicial or administrative process;

(vii)      Seller shall not license any Intellectual Property to any third party, other than in the ordinary course of the Business;

(viii)     Seller shall not cancel or compromise any material debt or claim of material value to the Business without the Business receiving a benefit of similar or greater value;

(ix)        Seller will not directly or indirectly initiate, solicit, encourage, enter into or respond to any discussions or solicitations with regard to any Acquisition Transaction;

(x)         Seller will terminate immediately any recent or current direct or indirect discussions or negotiations with respect to any Acquisition Transaction;

(xi)        Seller shall refrain from sharing confidential information (other than (i) in the ordinary course of business consistent with past practices, and/or (ii) information that does not constitute any Intellectual Property to potential investors and/or potential purchasers interested, directly or indirectly, in purchasing any portion of the security interests in Seller, in each case who are subject to confidentiality undertakings) concerning the Business with non-affiliated parties, and without limiting the generality of the foregoing, shall cease immediately to provide or furnish, directly or indirectly, any confidential information with respect to any Acquisition Transaction;

(xii)       Seller shall immediately inform Buyer of any direct or indirect receipt by Seller of any inquiry in relation to any possible Acquisition Transaction;

(xiii)      Seller shall refrain from terminating not for cause any Assigned Contract;

(xiv)     Seller shall (i) not cancel, waive or vary in any material way the terms of any debt owing to or any claim or right for an amount involving in excess of US$ 5,000 in the aggregate, in each case solely to the extent Related to the Business, and (ii) maintain in full force and effect all Insurance Policies maintained by or for the benefit of Seller and Related to the Business and give all notices and present claims under those Insurance Policies in a timely fashion;

(xv)       Seller shall make all reasonable efforts to not change or alter the physical content or character of any Inventory so as to materially and adversely affect the nature of the Business or materially and adversely change the value of the Inventory, except in the ordinary course of business consistent with past practices;

(xvi)      Seller shall make all reasonable efforts to not cause or permit to exist a breach of any of the representations and warranties of Seller contained in this Agreement or in any Transaction Document (other than due to the passage of time);

(xvii)     Seller shall not take any action that could impact the calculation of the adjustment to the Cash Consideration pursuant to sub-Section 2.6Section 2.6(a)(iii), without the prior written consent of Buyer, except in the ordinary course of business.

(xviii)   Seller shall provide Buyer with a daily and weekly report with respect to all changes in Accounts Receivable, accounts payable and receipt and payment of cash Related to the Business; and

(xix)      Seller shall not authorize or enter into any agreement or commitment to take any of the actions described in this Section 5.1.

ARTICLE VI

COVENANTS

Section 6.1               Access and Information.

(i)                From the date hereof until the Closing, subject to any applicable Laws or other regulations or the rules of the applicable stock exchange, TASE or NASDAQ, Seller shall (i) afford Buyer and its representatives access, during regular business hours and upon reasonable advance notice from Buyer, to the Employees (including by participation as members of an integration team whose members and procedures will be agreed to by the Parties) assets, books and records of the Business, and (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer from time to time reasonably requests; provided that such access (x) shall not interfere with the business or operations of Seller, and (y) shall not cause Seller to disclose information that would be reasonably expected to result in the disclosure of Trade Secrets of third parties, violate any of its obligations with respect to confidentiality or invalidate or terminate any legal privilege, in each case as determined by Seller in its reasonable judgment. All requests for information made pursuant to this Section 6.1(i) shall be directed to such Person or Persons as may be designated by Seller in writing from time to time. All information received pursuant to this Section 6.1(i) shall be deemed Confidential Information.

(ii)               Buyer agrees to retain all books and records Related to the Business in existence on the Closing Date for a period of not less than 7 years following the Closing and to make personnel of Buyer available to Seller to the extent such access is necessary for Seller to comply with the terms of this Agreement, any Transaction Document or any applicable Law.

Section 6.2               Public Disclosure. Each of the parties hereto hereby agrees not to (and to cause its officers, shareholders, directors, representatives and Affiliates not to) make any public announcement, notice, or any other communication or disclosure to any other third party regarding the existence or any term of this Agreement, any Transaction Document or the transactions contemplated hereby and thereby (collectively, the “Confidential Information”), without the prior written approval of the other party hereto, which shall not be unreasonably withheld, conditioned or delayed, except where required to be issued or made by or in accordance with applicable Law or other regulations or the rules of the applicable stock exchange, TASE or NASDAQ, subject to provision of prior written notice of such required disclosure to the other parties and the relevant party being compelled to disclose shall reasonably cooperate with the other parties if any such other parties elect to challenge the validity of the requirement to disclose. Notwithstanding the foregoing, Buyer acknowledges that the Seller is required to report the execution of this Agreement and the other Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby in compliance with its public disclosure requirements, and Buyer hereby consents to such reporting by the Seller.

Section 6.3               Reasonable Best Efforts.  (i)  Seller and Buyer shall cooperate and use their respective reasonable best efforts to fulfill as promptly as practicable the conditions precedent to the other party’s obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby.

(ii)             Seller and Buyer shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with making any required filing under the R&D Law and for any application or other filing to be made pursuant to any applicable Law with respect to the transactions contemplated by this Agreement.

Section 6.4               Tax Matters.

(i)              Seller Liability for Taxes. Seller shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, (B) Losses directly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date, and (C) any Transfer Taxes for which Seller is liable pursuant to applicable Law.

(ii)              Buyer Liability for Taxes. Buyer shall be liable for (A) any Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning immediately after the Closing Date, (B) Losses directly relating to or arising out of any Liability for Taxes imposed with respect to the Business or any Transferred Assets or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date, and (C) any Transfer Taxes for which Buyer is liable pursuant to applicable Law.

(iii)              Proration of Taxes. To the extent necessary to determine the Liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that those annual property taxes and exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(iv)              Tax Returns. If either party shall be liable hereunder for any portion of the Tax shown due on any Tax Returns required to be filed by the other party, the party preparing such Tax Return shall deliver a copy of the relevant portions of such Tax Return to the party so liable for its review and approval not less than 30 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). If the parties disagree as to any item reflected on any such return, Seller shall determine how the disputed items are reflected, if at all, unless such returns relate solely to Taxes for which Buyer is liable hereunder, in which case Buyer shall make the determination.

(v)               Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or such other party’s Affiliates) may be liable hereunder. Seller shall be entitled to participate in the defense of and, at its option, take control of the complete defense of, any Tax audit or administrative or court proceeding relating to Taxes for which they may be liable, and to employ counsel of its choice at its expense. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld.

(vi)              Assistance and Cooperation. After the Closing Date the parties shall cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Tax Returns and payments in respect thereof. Each party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received from any Taxing authority in connection with any audit or information request with respect to any Taxes referred to in (i).

Section 6.5               Post-Closing Obligations of the Business to Employees.  (i)  As promptly as practicable following the date of this Agreement, and in any event not later than the second Business Day hereafter, Seller shall deliver written notices of termination of employment to such Employees and shall take all other actions required by applicable Law to terminate their employment, where such termination shall be conditioned upon and become effective on the Closing Date. Buyer and/or its Affiliates shall enter into Employment Agreements (as defined below) with each of the Hired Former Employees, pursuant to which their employment shall commence on the Closing Date. On or prior to the Closing Date, Seller shall pay in full all benefits and rights accrued in favor of all Employees as of the Closing Date. As a condition to their employment by Buyer, all Hired Former Employees shall execute a consent and waiver in the form to be attached hereto as Exhibit H.

(ii)               Seller shall have sole responsibility for all claims, Liabilities and costs, which may arise from: (i) the termination of employment of any Employee prior to or at the Closing; and (ii) any contractual obligations owed to Transferred Employees, including, among other things, all wages, prior notice period (or payment in lieu thereof), vacation days (including any accrued vacation days), recreation and/or recuperation pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such Employees with respect to his or her employment or engagement with the Seller through the Closing Date and the termination thereof, including any related payroll deductions (such as employee benefit plan contributions and employment Taxes which shall be paid when due) with respect thereto.

(iii)              Buyer is not, and shall not be deemed to be, a successor employer to Seller with respect to any employee benefit plans of the Seller, and Buyer does not and shall not assume any such benefit plan, including any severance plans of Seller.

Section 6.6               Notification of Certain Matters. During the Pre-Closing Period, Seller shall promptly notify Buyer, and Buyer shall promptly notify Seller, in writing of the discovery of any of the following:

(i)                any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the relevant party in this Agreement;

(ii)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be expected to cause or constitute, a material inaccuracy in or breach of any representation or warranty made (or to be made on the Closing Date) by the relevant party in this Agreement;

(iii)              any material notice or other material communication of which Seller has Knowledge from any Governmental Entity or other Person in connection with the transactions contemplated by this Agreement;

(iv)              any actions, suits, claims, investigations or proceedings commenced or, to Seller's Knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that are Related to the Business or to the consummation of the transactions contemplated by this Agreement; and

(v)              any Material Adverse Effect (with respect to Buyer, as such defined term is used for Seller, subject to necessary changes).

Section 6.7               Confidentiality. (i) Seller shall treat as confidential and shall safeguard any and all information, knowledge and data included in the Transferred Assets, by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(ii)              Buyer and Seller acknowledge that the confidentiality obligations set forth in Section 6.2 and in Section 6.7(i) shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

Section 6.8               Collection of certain Invoices; Sale of certain Inventory. Buyer shall not, without the prior written consent of Seller, such consent not to be unreasonably withheld, assign to any third party the right to receive payment for the Written-Off Inventory.

Section 6.9               Repurchase of Inventory. Buyer hereby agrees, subject to the Closing, to take, or cause to be taken, any further action and to do, or cause to be done, all reasonable things in order to sell after the Closing Date all of the Inventory transferred by Seller to Buyer hereunder. In the event that Buyer is unable, despite using its reasonable efforts, to sell, within 18 months after the Closing Date, any portion of the Inventory (specifically excluding the Written-Off Inventory) sold to Buyer hereunder, Buyer will prepare and deliver to the Seller a statement setting forth in reasonable detail the calculation of the applicable unsold Inventory based on the book value of such Inventory as set forth in Exhibit I hereto (the "Buyer Inventory Notice"), and the provisions of Section 2.6(c)(i), (ii) and (iii) shall apply, with the necessary changes. Seller's obligation to repurchase the applicable portion of such unsold Inventory (specifically excluding the Written-Off Inventory but including any off-balance sheet Inventory) is up to an amount equal to One Million and Five Hundred Thousand United States Dollars (US$1,500,000).

Section 6.10            Compact 5GHz. Within six months from the Closing Date, Buyer shall inform Seller in writing of its intention with respect to its development of the Compact 5GHz frequency band and the parties shall determine in good faith whether or not such product shall be included under a reseller agreement between the parties, an NRE arrangement between the parties or otherwise.

Section 6.11             Standstill.

(i)                Standstill Period. Buyer hereby agrees that during the Pre-Closing Period and the Standstill Period, Buyer shall not, and shall cause its Affiliates, shareholders, officers and directors not to, directly or indirectly, alone or in concert with any other Person, (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Seller or direct or indirect rights to acquire shares of Seller or any other securities of Seller; (ii) solicit proxies for voting securities of Seller; (iii) subject any voting securities of Seller to any arrangement or agreement with any Person with respect to the voting of such securities;  (iv) initiate any shareholder proposal or tender offer for any voting securities of Seller or any Subsidiary thereof; (v) call, or seek to call, a meeting of Seller’s shareholders or initiate any proposal for action by shareholders of Seller; (vi) seek election or seek to place a representative on the Board of Directors of Seller or seek the removal of any member of the Board of Directors of Seller.

(i)                Effect of Standstill Violation. Any violation of the covenants under this Section 6.11 by any Affiliate, shareholder, officer or director of Buyer shall be deemed to be a violation of this Agreement by Buyer.

(ii)              Injunctive Relief. The parties hereto hereby acknowledge that monetary damages may not be a sufficient or adequate remedy for violation of this Section 6.11 and that, in addition to any other remedy which may be available in Law or equity, and without any wavier or limitation with respect thereto, the Seller shall be entitled to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

Section 6.12             Determination and Allocation of Purchase Price. The parties to this Agreement agree to mutually determine the allocation of the Purchase Price, no later than 90 days from the Closing Date, among the types of assets (e.g. tangible assets, intangible assets, know-how, goodwill and non-competition agreements). Once such allocation is determined, it shall be attached hereto as Schedule XIX hereto, and such allocation of the Purchase Price shall be binding on Seller and Buyer for all Tax reporting purposes. Neither Buyer nor Sellers shall take any position (whether in connection with audits, filing of tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

Section 6.13             Replacement of Guarantees. All guarantees (including bank guarantees), deposits, performance bonds or similar arrangements listed on Schedule XX hereto, which were provided prior to the Closing Date by or on behalf of Seller or any of its Affiliates in connection with the Transferred Assets and/or the Assumed Liabilities (collectively, the "Guarantees"), shall be replaced by Buyer, effective as of the Closing Date, and Buyer shall provide Seller, on the Closing Date, copies of such suitable guaranties acceptable to the applicable third party in favor of which the Guarantee was provided, which shall replace, effective as of the Closing, the Guarantees (collectively, the "Buyer Guarantees"). Buyer hereby irrevocably and unconditionally agrees, subject to the Closing, to take, or cause to be taken, any further action and to do, or cause to be done, all things that are necessary or desirable, to return, or cause the return, of the Guarantees to Seller.

Section 6.14             Equipment. In addition to any other remedy available to it hereunder, Buyer shall be entitled to deliver to Seller within 12 months following the Closing Date a notice for the transfer to it of certain tangible assets that are used by Seller in the operation of the Business as of the date hereof and as of the Closing Date but which were not included in the list of equipment identified on the Schedule of Transferred Assets  (Schedule XIII)  (the "Missing Equipment"). Unless determined otherwise by an agreed upon independent expert, such Missing Equipment shall be deemed a Transferred Asset hereunder and if not in the possession of Buyer or its Affiliates shall be provided to Buyer by Seller, and each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, such further acts, documents and things as the other party hereto may reasonably require for the purpose of giving effect to the foregoing.

Section 6.15             Insurance Policies.

(i)               After the Closing Date, Buyer shall add Seller as an "insured party" to its product liability insurance policy, at Seller's expense (which expense shall be approved in advance by Seller, which approval shall not be unreasonably withheld, delayed or conditioned), to become effective at the Closing, with a claims period of at least seven years following the Closing. Such insurance policy shall cover Seller with respect to acts or omissions occurring prior to or at the Closing (including the transactions contemplated by the Transaction Documents). Any additional premium actually paid as a result solely of the foregoing shall be reduced from the Cash Consideration, as set forth in Section 2.6(a)(ii) (the "Additional Premium").

(ii)               After the Closing, Buyer shall take, at its expense, all actions to maintain insurance policies with respect to the Business similar in all material terms to the terms of the Insurance Policies. Buyer shall have the right to appoint the insurance broker of its choosing to effect the coverage of the insurance policies required by this Section 6.15; provided that the coverage is on terms similar in all material respects to the terms of the Insurance Policies.

(iii)              If after the Closing Buyer or any of its Affiliates, successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall use commercially reasonable efforts to cause proper provisions to be made so that the Affiliates, successors and assigns of Buyer or its Affiliates, as applicable, assume all of the obligations set forth in this Section 6.15.

Section 6.16            OCS

(i)               Following the date hereof, Seller shall provide Buyer with (i) a letter from Seller's auditors confirming the total amount invested by Seller in the research and development covered by the OCS plans listed in Schedule XII, and (ii) evidence in writing indicating the amounts paid to the OCS in connection with the transactions for the sale of the Excluded Intellectual Property and their correlation with the plans listed in Section B of Schedule XII (collectively, the "OCS Deliverables").

(ii)              Prior to Closing, Buyer shall determine which of the plans listed in Section B of Schedule XII it agrees to assume; provided that Buyer shall be obligated to assume any OCS plan listed in Schedule XI that relates solely to Transferred Intellectual Property and with respect to which the OCS confirmed that there are no outstanding monetary obligations arising as a result of the consummation of the transactions contemplated hereunder.

Section 6.17             Non-Competition.

(i)                Except in accordance with the terms of the Seller Reseller Agreement, without the written consent of Buyer, Seller shall not (i) for a period of two (2) years from the Closing, directly or indirectly compete with the Business, including the development, manufacture, marketing or sale of any technology or product which is the same or substantially the same as any existing product Related to the Business and/or the Transferred Assets, provided that (a) the ownership of less than 5% (five percent) of the share capital of a publicity traded company and (b) the performance of Seller’s current business (other than in relation to the Business and/or Transferred Assets) shall not be prohibited hereunder; or (ii) for a period of one (1) year from the Closing, employ or knowingly solicit the employment of any Hired Former Employee with a view to inducing that person to leave such employment with Buyer or its Affiliates and to act for another employer; provided that such restrictions shall not apply to the placement of general advertisements, participation at job fairs and recruiting workshops or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted, directly or indirectly, towards any Hired Former Employee.

(ii)               Without the written consent of Seller, Buyer shall not for a period of one (1) year from the Closing, employ or knowingly solicit the employment of any employee of Seller with a view to inducing that person to leave such employment with Seller or its Affiliates and to act for another employer; provided that such restrictions shall not apply to the placement of general advertisements, participation at job fairs and recruiting workshops or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted, directly or indirectly, towards any Seller employee.

(iii)              The parties agree that the duration and geographic scope of the non-competition provision set forth in this Section 6.16(i) are reasonable. In the event that any court of competent jurisdiction, in a final nonappealable judgment, shall determine that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the non-competition provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable, and in that event Seller hereby consents that such provision may be judicially modified accordingly in any proceeding brought to enforce the provisions of this Section Section 6.16. Seller hereby agrees that a breach of its obligations under this Section may cause the Buyer irreparable damage and therefore agrees in advance that the Buyer should be entitled and deserves to obtain an injunction order in addition to any other remedy to which they are entitled at law or in equity.

Section 6.18             Full Cooperation. The parties shall, and shall instruct their respective officers, representatives and advisors to, cooperate with the other party hereto and its officers, representatives and advisors, in approaching customers whose consents constitute Seller Required Consents and obtaining such consents. The parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain such Seller Required Consents as set forth in Section 7.2(iii) below.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1               Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to affect the Closing are subject to the satisfaction (or waiver in writing by Buyer and Seller) prior to the Closing of the following conditions:

(i)                No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or preventing consummation of thereof.

(ii)               Governmental Approvals.  All waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under any applicable Law shall have expired or terminated and all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity relating to the transactions contemplated hereby shall have been filed, obtained or expired (as the case may be).

Section 7.2               Additional Conditions to the Obligations of Buyer. The obligation of Buyer to affect the Closing is subject to the satisfaction (or waiver in writing by Buyer) prior to the Closing of the following conditions:

(i)                Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and the Closing Date as if made on the Closing Date (except for such representations and warranties which by their express terms are made solely as of a specified earlier date in which case such representations and warranties shall be true, correct and complete in all material respects as of such specified earlier date).

(ii)               Performance. The Seller shall have performed and complied, in all respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller on or before the Closing.

(iii)              Consents. Subject to Buyer's obligations under Section 6.18, Buyer shall have received all of the Seller Required Consents listed on Schedule XXII; provided that with respect to customers, the following shall apply:

"First Stage Customer Consents" means (i) 50% of the 20 biggest customers of the Business in 2012, which represent at least 50% of the revenues derived from the Business for 2012, including INTERPROEKT LLC (“FRESHTEL”) and Barrett Xplore Inc., and (ii) Trans Telecom. First Stage Customer Consents shall be obtained prior to Closing;

"Second Stage Customer Consents" means three of RENTA DE EQUIPO S.A DE C.V./Telefonos De Mexico S.A.B. De, Telmex Argentina, Safaricom and Umika Limited, provided that RENTA DE EQUIPO S.A DE C.V./Telefonos De Mexico S.A.B. De shall be among them, and 75% of the 20 biggest customers of the Business in 2012, and any of the customers listed in item (ii) in the definition of First Stage Customer Consents that Buyer may have waived at Closing. Second Stage Customer Consents shall be obtained prior September 30, 2013;

"Third Stage Customer Consent" means the remaining customers of the seven listed in the definitions of First Stage Customer Consents and Second Stage Customer Consents.  Third Stage Customer Consents shall be obtained prior to December 31, 2013.

(a)          In the event that (a) the Second Stage Customers Consent shall not have been obtained by September 30, 2013, Seller shall not deposit the check for the second Post Closing Installment until such Second Stage Customer Consents are obtained, (ii) the Second Stage Customers Consent and the Third Stage Customers Consent shall not have been obtained by December 31, 2013, Seller shall not deposit the check for the third Post Closing Installment until such Second Stage Customer Consents are obtained, and (iii) the Second Stage Customers Consent were obtained but the Third Stage Customers Consent was not obtained by December 31, 2013, Seller shall not deposit the check for the third Post Closing Installment until the Third Stage Customers Consent was received, provided that Seller shall be entitled to request Buyer to exchange such check for 2 checks each for 50% of the last Post Closing Installment (and Buyer shall comply with such request), one of which may be deposited immediately and the second shall not be deposited until receipt of the Third Stage Customers Consent

(b)         With respect to consents to be obtained post Closing from the aforementioned customers, receipt by Buyer of a duly executed purchase order or the provision by Buyer to such customer of products or services shall be deemed provision of consent for purposes of this Section 7.2(iii).

(iv)             OCS. Buyer shall have received the OCS Deliverables as defined in Section 6.16 and the OCS Consent shall be in full force and effect and all amounts due or that became due and payable under all of the OCS programs of Seller prior to the Closing Date (including the repayment to the OCS of all OCS Business Liability that became due and payable for the period prior to the Closing Date, if any) shall have been paid to the OCS, and the OCS shall have confirmed that, as of immediately following the Closing, there will be no royalty payment obligations with respect to revenues generated by the Buyer following the Closing from the sale of products of the Business which incorporate technologies funded by the OCS pursuant to the "generic" OCS Plans of the Seller.

(v)              No Material Adverse Effect. There shall not have occurred between the date hereof and the date of the Closing a Material Adverse Effect.

(vi)             No Proceedings. There shall not be pending or, to the Parties' Knowledge, threatened by any Government Entity any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to prohibit the ownership, operation or control by Buyer of any material portion of the Business.

(vii)            Employee Termination Payments.  Buyer shall have received satisfactory evidence that (i) Seller has satisfied in full its obligations to the Employees and (ii) all option or share incentive plans Related to the Business have been terminated in accordance with their terms.

(viii)           Employment Agreements. At least 70% of the specific Employees listed on Schedule XXIII (as such list may be decreased by the Buyer prior to the Closing), shall have entered into employment agreements with Buyer.  Buyer undertakes that the base salary offered to such Employees by Buyer may not be less than 90% of the base salary in effect with Seller as of the date hereof.

(ix)              Closing Deliverables.  Buyer shall have received all closing deliverables as set forth in Section 2.11(b) and all Exhibits and other schedules hereto; provided that if such Exhibits or schedules are not attached in an agreed, or substantially agreed, form, such Exhibits or schedules shall be in a form reasonably acceptable to Buyer.

Section 7.3               Additional Conditions to the Obligations of Seller.  The obligation of Seller to affect the Closing is subject to the satisfaction (or waiver in writing by Seller) prior to the Closing of the following conditions:

(i)                Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all material respects as of the date of this Agreement and the Closing Date as if made on the Closing Date (except for such representations and warranties which by their express terms are made solely as of a specified earlier date in which case such representations and warranties shall be true, correct and complete in all material respects as of such specified earlier date).

(ii)               Performance.  Buyer shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer on or before the Closing.

(iii)              Consents.  All Buyer Required Consents shall have been obtained.

(iv)              No Proceedings. There shall not be pending or threatened by any Government Entity any suit, action or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement.

(v)               Closing Deliverables.  Seller shall have received all closing deliverables as set forth in Section 2.11(a); provided that if such Exhibits or schedules are not attached in an agreed, or substantially agreed, form, such Exhibits or schedules shall be in a form reasonably acceptable to Seller.

ARTICLE VIII

SURVIVAL; CERTAIN REMEDIES; INDEMNIFICATION

Section 8.1               Survival.  The representations and warranties of Seller and Buyer contained in this Agreement and all claims with respect thereto shall survive the Closing and shall terminate upon the expiration of eighteen (18) months after the Closing Date (the “Survival Period”), except for (i) the representation and warranties contained in Section 3.4 (Title to Properties, etc.), Section 3.7 (Scope of Listed Contracts), Section 3.8 (Intellectual Property) or Section 3.13 (Employee Matters) (collectively, the “Fundamental Representations”), as to which the Survival Period shall terminate upon the expiration of forty-eight (48) months after the Closing Date, and (ii) claims based upon fraud or willful misconduct by Seller, as to which the Survival Period shall terminate upon expiration of the applicable statute of limitations.

Section 8.2                Sole Remedy. The indemnification provisions contained in this ARTICLE VIII provide the sole and exclusive remedy of Buyer and any of its officers, directors, members, managers, control person and principle shareholders following the Closing Date as to all Losses they may incur arising from or relating to a breach by Seller of any of its representations, warranties or covenants included in this Agreement, provided that the foregoing limitations shall not apply in the case of fraud or willful misconduct by Seller.

Section 8.3               Indemnification.

(a)          Indemnification. Subject to the provisions of this ARTICLE VIII, Seller hereby agrees to indemnify Buyer and hold Buyer harmless from and against any Loss actually sustained or suffered by Buyer, as a result of:

(i)	any inaccuracy in any representation or warranty of Seller contained in this Agreement or in any other Transaction Document;

(ii)	any payments paid by the Buyer to an Inactive Customer under, and in accordance with, any Assigned Contract as are or were in effect prior to the Closing Date;

(iii)
any payments paid by the Buyer to an Active Customer pursuant to a final, non-appealable judgment of a competent court requiring the Buyer to make such payment(s); provided that Buyer shall not settle any such claim without the written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned;

(iv)	any breach of any covenant or obligation of the Seller in this Agreement or in any other Transaction Document;

(v)	Any claims against Buyer with respect to the Excluded Assets and the Excluded Liabilities;

(vi)	Any claims from the OCS with respect to payment for completed plans assumed by Buyer pursuant to Section 6.16.

(vii)
Any claims against Buyer by any director or shareholder of Seller or an Affiliate thereof, regarding the Business or the execution, delivery or performance of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby, except for any such claims that relate to the period after the Closing Date; or

(viii)
Any claims against Buyer by any employee of Seller, relating to or arising out of the employment of such employee by Seller prior to the Closing Date or the termination thereof by Seller as contemplated hereunder, and any funds payable to any such employee in connection with such employment or such termination.

(b)         For the avoidance of doubt, neither the period of survival nor the liability of Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

(c)          Basket. Seller shall not be liable for any Losses with respect to the matters set forth in Section 8.3(a)(i) until the aggregate amount of all such Losses exceeds an amount equal to US$ 150,000 (the “Basket Amount”); provided that (i) if the aggregate amount of all such Losses actually incurred by Buyer exceeds the Basket Amount, Buyer shall be entitled to indemnification for amounts of all such Losses from the first dollar and (ii) the Basket Amount shall not apply with respect to Losses incurred by Buyer as a result of fraud or willful misconduct by Seller. Seller shall not be liable for any Losses with respect to the matters set forth in Section 8.3(a)(ii) or Section 8.3(a)(iii), in each case, which Loss is not derived from a breach of a representation or warranty by Seller, until the aggregate amount of all such Losses exceeds an amount equal to US$ 1,500,000.

(d)          Indemnification Cap. The maximum aggregate liability for Losses arising under Section 8.3(a)(i) of this Agreement shall be limited to (i) with respect to the Fundamental Representations, an aggregate amount equal to one hundred percent (100%) of the Purchase Price actually paid to the Seller hereunder, and (ii) with respect to any other representation or warranty of Seller an aggregate amount equal to fifty percent (50%) of the Purchase Price actually paid to Seller hereunder. The maximum aggregate liability for Losses arising under Section 8.3(a)(ii) and (iii) of this Agreement shall be limited to an aggregate amount equal to one hundred percent (100%) of the Purchase Price actually paid to the Seller hereunder; provided that in no event shall the Seller be obligated to indemnify Buyer with respect to breaches of representations or warranties in an amount that in the aggregate exceeds the Purchase Price actually paid to Seller hereunder.

(e)          Seller shall not be liable for any Loss if such Loss is capable of remedy and is remedied in full by Seller, to the satisfaction of Buyer, within 90 (ninety) days of receipt of the Notice of Claim (as defined below); provided that if such Loss is remedied in part to the reasonable satisfaction of Buyer within such 90-day period, Seller shall not be liable for the part of the Loss that has been so remedied.

(f)          The procedures for indemnification under this Section 8.3 shall be as follows:

(i)
If Buyer has or claims to have incurred or suffered Losses for which it is entitled to indemnification pursuant to this ARTICLE VIII, such claim for indemnification hereunder (a “Claim”) may be made against Seller if notice of such Claim is served on Seller in writing as soon as is practicable in the circumstances after Buyer becomes aware thereof (a “Notice of Claim”), which shall specify in reasonable detail (i) the factual basis for such Claim, and (ii) the amount of the Claim (to the extent known). Such Notice of Claim shall specify whether the Claim arises as a result of a claim by a third party against Buyer (a “Third Party Claim”) or whether the Claim arises directly from Buyer (a “Direct Claim”).

(ii)
Direct Claims. With respect to Direct Claims, following receipt of notice from Buyer of a Notice of Claim, the Seller shall have 30 days to make such investigation of the Claim as Seller consider necessary or desirable. For the purpose of such investigation, Buyer shall make available to the Seller the information relied upon by Buyer to substantiate the Claim. If Seller does not respond within such 30-day period, Seller will be deemed to have accepted such Direct Claim. If Seller rejects all or any part of such Direct Claim, Seller and Buyer shall attempt in good faith for 30 days to resolve such Claim. If no such agreement can be reached through good faith negotiation within 30 days, either Buyer or Seller may thereafter commence an action. Only upon the decision of a final non-appealable judgment or order of a competent court as to the validity and amount of any Claim in such Notice of Claim, will Seller be obligated to indemnify Buyer for the Loss detailed in the Notice of Claim.

(iii)
Third Party Claims. With respect to any Third Party Claim, the Seller shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim. If Seller elects to assume such control, Buyer shall cooperate with Seller, but shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at the reasonable expense of Buyer and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel reasonably satisfactory to Seller and Buyer shall be retained by Seller. If Seller, having elected to assume such control, thereafter fail to defend any such Third Party Claim within a reasonable period of time, Buyer shall be entitled to assume such control and Seller shall be bound by the results obtained by Buyer with respect to such Third Party Claim. If Seller fails to assume control of the defense of any Third Party Claim, Buyer shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not Seller assumes control of the negotiation, settlement or defense of any Third Party Claim, neither party shall settle any Third Party Claim without the written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. If such consent is unreasonably withheld, conditioned or delayed, any settlement made in good faith shall be binding upon the other party.

Section 8.4               Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Agreement for any consequential, special, incidental or indirect damages, including lost profits.

Section 8.5               Adjustments to Losses; Insurance.  In calculating the amount of any and all Loss incurred by either party that is indemnifiable hereunder, the net proceeds actually received by non-breaching party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to a written claim or demand for which the breaching-party may have Liability to any non-breaching party hereunder, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted.

Section 8.6               Reimbursement.  If a non-breaching party hereunder recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by the breaching-party, the non-breaching party shall promptly remit to said breaching-party the excess (if any) of (i) the amount paid by the breaching-party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

Section 8.7               Mitigation. Each non-breaching party hereunder shall take reasonable steps to mitigate all damages incurred or sustained thereby upon and after becoming aware of any event which could reasonably be expected to give rise to damages hereunder.

ARTICLE IX

TERMINATION

Section 9.1               Termination. At any time prior to the Closing Date, this Agreement and the transactions contemplated hereby may be terminated:

(i)            by mutual written consent of Buyer and Seller;

(ii)           by either Buyer or Seller, if the transactions contemplated hereby shall not have occurred on or before the day that is 120 days after the date hereof (the "End Date") (and the right to terminate this Agreement under this Section 9.1 may not be restricted or waived except pursuant to a written instrument making specific reference to this Section 9.1); provided that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose breach of this Agreement or willful failure to fulfill any obligation hereunder has resulted in or contributed to the failure of the transactions contemplated hereby to occur on or before the End Date.

(iii)           by Buyer, if Seller shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.2(i) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach, by its nature, cannot be cured, or, if by its nature it can be cured, shall not have been cured within ten (10) days of receipt by the Seller of written notice of such breach; provided that Buyer has not breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 7.3(i) would not be satisfied as of the time of the Seller's breach or as of the time such representations or warranty of the Seller shall have become untrue;

(iv)           by the Seller, if Buyer shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 7.3(i) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach, by its nature, cannot be cured, or, if by its nature it can be cured, shall not have been cured within ten (10) days following receipt by Buyer of written notice of such breach; provided that the Seller has not breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 7.2(i) would not be satisfied as of the time of Buyer's breach or as of the time such representations or warranty of Buyer shall have become untrue;

(v)           by Buyer or the Seller if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order preventing the consummation of the transactions contemplated hereby that shall have become final and nonappealable; and

(vi)           by Buyer or the Seller if any statute, rule, regulation or order has been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal.

Section 9.2              Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, and except as specifically stated otherwise herein, there shall be no Liability on the part of Buyer, Seller, any of their respective Affiliates or any of their respective representatives, officers, directors or interest holders, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.2 (Public Disclosure), Section 6.7 (Confidentiality), and ARTICLE X (Miscellaneous), and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1             Entire Agreement. This Agreement, the recitals herein, the Schedules referred to herein and exhibits attached hereto constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof including, without limitation, the Term Sheet made between the parties dated as of January 7, 2013.

Section 10.2             Amendments and Waivers.

(i)            This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer and Seller. Any amendment executed in accordance with the foregoing shall be binding upon all parties and their respective successors and assigns.

(ii)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement or any Transaction Document, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement or any Transaction Document, as the case may be, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement or any Transaction Document, as the case may be, or any power, right, privilege or remedy under this Agreement or any Transaction Document, as the case may be, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.3             Binding Effect; Benefit; Assignment.

(i)               The provisions of this Agreement and any Transaction Document, as the case may be, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the Transaction Documents, as the case may be are not intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person, other than the parties hereto or thereto, as the case may be, and their respective successors and assigns.

(ii)               Neither party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party.

Section 10.4             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.5             Jurisdiction. The parties hereto agree that, except as otherwise set forth herein, any proceeding seeking to enforce any provision of this Agreement or the transactions contemplated hereunder shall be brought in the competent courts located in the City of Tel-Aviv, Israel, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such proceeding and irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in this Section 10.5 shall be deemed effective service of process on such party.

Section 10.6             Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by facsimile or by international overnight courier (in each case with confirmation of transmission or delivery, as the case may be), in each case, addressed as follows:

if to Seller, to:

21a HaBarzel Street
P.O. Box 13139
Tel Aviv, Israel 69710
Attention: CEO
Facsimile No.: 972-3-7465045
Email Address: sivan.farfuri@alvarion.com

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd., Ramat Gan 52506, Israel
Attention: Maya Liquornik, Adv., and Mike Rimon, Advocate
Facsimile No.: 972-3-610-3777; 972-3-610-3811
Email Address: maya@meitar.com; mrimon@meitar.com

if to Buyer, to:

Telrad Networks Ltd.
Attention: Ran Bukshpan
Facsimile No.: 972-73-2467555
Email Address: ran.bukshpan@telrad.com

with a copy (which shall not constitute notice) to:

Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, Israel 67021
Facsimile: 972-3-608-7714
Attention: David H. Schapiro, Advocate, and Peter Sugarman, Advocate
Email Address: davids@arnon.co.il; peters@arnon.co.il

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties hereto in accordance with this Section 10.6.

Section 10.7             Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8             Remedies; All rights and remedies of any party hereto under this Agreement are cumulative and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other such rights or remedies.

Section 10.9            Expenses. Without prejudice to Section 8.3, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the transactions contemplated hereby, shall be paid by the party incurring such cost or expense.

Section 10.10          Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 10.11          Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and/or the Transaction Documents, as the case may be, shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and/or the Transaction Documents, as the case may be.

Section 10.12           Further Assurances. Without derogating from any other provision in this Agreement, each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and the Transaction Documents and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement and the Transaction Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

BUYER
TELRAD NETWORKS LTD.
By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

Alvarion Ltd. By: ___________________ Name:_________________ Title:__________________
India 4Motion Broadband Wireless Network Private Limited By: ___________________ Name:_________________ Title:__________________	Alvarion Singapore PTE Ltd., a company Taiwan Branch Preparatory Office By: ___________________ Name:_________________ Title:__________________
Alvarion Chile LIMITADA By: ___________________ Name:_________________ Title:__________________	Alvarion S.A. By: ___________________ Name:_________________ Title:__________________
Alvarion Costa Rica S.A By: ___________________ Name:_________________ Title:__________________	Alvarion Canada Ltd. By: ___________________ Name:_________________ Title:__________________

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

Alvarion SRL By: ___________________ Name:_________________ Title:__________________	Alvarion Uruguay SA By: ___________________ Name:_________________ Title:__________________
Alvarion Israel (2003) Ltd. By: ___________________ Name:_________________ Title:__________________	Alvarion Spain, S.L By: ___________________ Name:_________________ Title:__________________
Tadipol-ECI Sp.z o.o. By: ___________________ Name:_________________ Title:__________________	Alvarion de Mexico S.A de C.V By: ___________________ Name:_________________ Title:__________________

[Signature Page to Asset Purchase Agreement]

ADDENDUM TO ASSET PURCHASE AGREEMENT

THIS ADDENDUM TO ASSET PURCHASE AGREEMENT (this "Addendum") is made and entered into as of May 8, 2013 by and between Alvarion Ltd., a company incorporated under the laws of the State of Israel (the "Company") and the entities listed in Schedule I (collectively, the "Seller") and Telrad Networks Ltd., a company incorporated under the laws of the State of Israel ("Buyer").

W I T N E S S E T H:

WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of February 21, 2013 (the "Agreement");

WHEREAS, the parties desire to amend certain provisions of the Agreement, upon the terms and subject to the conditions set forth in this Addendum; and

WHEREAS, the board of directors of each of the Company and Buyer has approved this Agreement and the transactions contemplated by this Addendum.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Interpretation. All capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

2.	Amendment of Section 1.1. The definition of "Sharing Amount" is hereby replaced in its entirety with the following:

3.	"Sharing Amount" means the Dollar for Dollar amount by which the revenues of the Business exceed $60 million during the 12 months following the Closing up to a maximum of $82 million.

4.	Amendment of Section 2.6. Section 2.6 is hereby replaced in its entirety with the following:

"Section 2.6             Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the sale of the Transferred Assets, Buyer shall (i) assume all of the Assumed Liabilities and (ii) pay or cause to be paid to the Seller (A) the Cash Consideration (as defined below) plus (B) the Performance Based Payments (as defined below), if any ((A) and (B), collectively, the "Purchase Price"). The Purchase Price shall consist of the following payments by Buyer:

(a)          Cash Consideration.

(i)        Subject to this Section 2.6(a), a cash amount of Five Million Seven Hundred Thousand United States Dollars (US$5,700,000) (the "Cash Consideration") shall be paid to the Seller, in each case in immediately available funds to an account the details of which shall be provided by the Seller to Buyer in advance of the due date for such payment, as follows: (i) at the Closing, an amount of One Million Three Hundred Fifty Thousand United States Dollars (US$1,350,000) (the "First Installment"), (ii) an amount of Nine Hundred Fifty Thousand United States Dollars (US$ 950,000), to be paid to Seller on the date that is three months after the Closing, (iii) an amount of Eight Hundred Thousand United States Dollars (US$ 800,000), to be paid to Seller on the date that is six months after the Closing, (iv) an amount of Three Hundred Thousand United States Dollars (US$ 300,000), to be paid to Seller on the date that is nine months after the Closing, (v) an amount of Six Hundred Thousand United States Dollars (US$ 600,000), to be paid to Seller on the date that is twelve months after the Closing (or in the event that any of such days is not a Business Day, then on the immediately following Business Day) (the "Fifth Installment" and together with the amounts underlying the three installments referred to in clauses (ii) through (iv) are referred to collectively as the "Post Closing Installments") and (vi) an amount of up to One Million Seven Hundred Thousand United States dollars (US$ 1,700,000) shall be paid to Seller in the event that the Minimum Revenues (as defined below) are achieved (the "Earn Out Payment"). The Earn Out Payment shall be calculated based on Buyer's Profit & Loss statement setting forth the revenues derived from the Business during the period ending 12 months after the Closing Date (the "P&L"), which P&L shall be audited (the "Audit") by a third party independent expert Israeli accountant appointed by mutual agreement between the parties (the "Expert Accountant"); provided that if the parties do not agree on the identity of the Expert Accountant within 10 days after expiration of such 12-month period after the Closing, the Expert Accountant shall be selected, at the request of either or both parties, by the President of the Institute of Certified Public Accountants in Israel out of one of the “Big Four” accounting firms in Israel, provided that the Expert Accountant’s firm shall not have performed any significant services for Buyer, Seller or any of their Affiliates, at any time during the twelve (12) month period immediately preceding the date of his/her appointment. Buyer shall deliver to the Expert Accountant as promptly as possible after his/her appointment a copy of the P&L, including all work papers and other materials used in the preparation of the P&L. The parties shall jointly instruct the Expert Accountant to complete the Audit as expeditiously as possible, but in no event later than thirty (60) days after his/her appointment as the Expert Accountant. The Audit conducted by the Expert Accountant shall be final and binding on Buyer and Seller for all purposes and the parties shall equally share the fees and costs of the Expert Accountant. The Earn Out Payment shall be a number equal to (A) plus (B), whereby (A) is equal to US$ 50,000 for each US$ 1,000,000 of the first US$ 10,000,000 of the Sharing Amount (pro-rata for any amount less than a whole US$ 1,000,000), up to a maximum of US$ 500,000, and (B) is equal to US$ 100,000 for every US$ 1,000,000 of the Sharing Amount (above the first US$ 10,000,000 of the Sharing Amount) (pro-rata for any amount less than a whole US$ 1,000,000) up to a maximum amount of US$ 1,200,000. The Earn Out Payment, if due, shall be paid in cash by wire transfer of immediately available funds by Buyer to Seller within seven (7) Business Days following completion of the aforesaid Audit by the Expert Accountant.

(ii)       Notwithstanding the foregoing, the Cash Consideration shall be adjusted pursuant to Section 6.15(i) and sub-Section 2.6(a)(iii), such that the First Installment shall be adjusted pursuant to sub-Section 2.6(a)(iii). To the extent the amount of the deductions in the Cash Consideration pursuant to this Section 2.6(a)(iii) exceeds the amount of the First Installment, the Post Closing Installments shall be reduced by the amount by which such deductions exceed the amount of the First Installment, such excess amount to be reduced from the next Post Closing Installments as required.

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(iii)      Attached as Exhibit A hereto is a jointly prepared and agreed Closing Date balance sheet for the Business, including Accounts Receivables and accounts payable (the "Closing Balance Sheet").  The Closing Balance Sheet sets forth the agreed amount that shall be reduced from the Cash Consideration in accordance with sub-Section 2.6(a)(ii).

(iv)      At the Closing, Seller shall provide the Buyer with: (a) a post-dated check dated six months from the Closing for US$ 100,000, and (b) a post-dated check dated twelve months from the Closing for US$ 75,000. In the event that Buyer is unable to cash either of such checks, then shall be entitled to set-off such amount from any amounts owed to Seller under the Agreement or any other amount payable by Buyer to Seller.

(b)       Entitlement to Performance Based Payments.

Subject to the Business recording minimum revenues of $60,000,000 from the Closing Date through the one year anniversary of the Closing Date ("Minimum Revenues"), Buyer shall make additional cash payments to the Seller in the amounts determined in accordance with this Section 2.6(b) (such payments, the "Performance Based Payments").  The Performance Based Payments will be calculated as follows:

(i)        Written-Off Inventory Revenue Sharing. Subject to the provisions of this Section 2.6(b)(i), an amount equal to the lower of (a) 30% of the aggregate Written-Off Inventory Revenues, and (b) Six Million United States Dollars (US$6,000,000) (the "Written-Off Inventory Amount") multiplied by a fraction the numerator of which is the Sharing Amount and the denominator of which is US$ 22,000,000, shall be paid in cash by wire transfer of immediately available funds by Buyer to Seller within the time periods set forth in Section 2.6(c) below (whether or not the actual payments under the purchase orders for Written-Off Inventory are received by Buyer during the Revenue Period); provided, however, that the Minimum Revenues target is first achieved. The Written-Off Inventory Amount shall be set forth in the applicable Written-Off Inventory Payment Notice (as defined below). Not later than ten (10) days after the end of each calendar quarter during the Revenue Period, Buyer will prepare and deliver to Seller a statement, in the form to be attached hereto as Schedule XVI (the "Written-Off Payment Notice"), setting forth in reasonable detail (i) the aggregate amount of revenues recorded by the Business during such calendar quarter, (ii) the purchase orders for Written-Off Inventory actually received by Buyer and (iii) the consideration upon which such sale was effected, which shall be derived from and be in accordance with the books and records of Buyer. Buyer shall then afford to Seller and to Seller’s representatives reasonable access during normal business hours to the relevant pricing information concerning such Written-Off Inventory and the sale thereof and the provisions of Section 2.6(c) below shall apply; provided that in no event will the amounts paid to Seller under this Section 2.6(b)(i) exceed in the aggregate Six Million United States Dollars (US$6,000,000).

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(c)       Performance Based Payments Procedures.

Subject to the achievement of the Minimum Revenues target as set forth in Section 2.6(b) above, the following provisions shall apply:

(i)        If the Seller does not deliver a Seller Notice (as defined below) within thirty (30) days after receipt of the Written-Off Payment Notice, then the Written-Off Payment Notice shall be final and conclusive and shall be paid without deduction within three (3) Business Days following the end of the thirty (30)-day period set forth in this sub-section (i).

(ii)       In the event that the Seller disputes Buyer's calculation of any Performance Based Payment, the Seller shall be entitled, within thirty (30) days following receipt of the Written-Off Payment Notice, to deliver a written notice to Buyer stating that the Seller believes that a Performance Based Payment in an amount higher than the amount of the Performance Based Payment set forth in the Written-Off Payment Notice is payable to the Seller, and detailing the error in Buyer's calculation of the Performance Based Payment and the amount of the Performance Based Payment that the Seller believes is due to it (the "Seller Notice"). If Buyer disputes that a Performance Based Payment is payable or the amount of the Performance Based Payment as stated in the Seller Notice, the Seller’s and Buyer's representatives shall meet and attempt in good faith to resolve such dispute. If it is so resolved, the Written-Off Payment Notice shall be modified as necessary to reflect such resolution and the Written-Off Payment Notice as so modified shall be deemed final and conclusive and the applicable Performance Based Payment shall be paid within 10 days following the date the amended Written-Off Payment Notice became final.

(iii)      If Buyer and Seller do not resolve the dispute as aforesaid then each Party retains its rights and claims in connection therewith until resolved by agreement, court, mediation or arbitration, as the case may be.

(d)       Waiver. No waiver by any party of any term or condition of Section 2.6(c), in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of Section 2.6 on any future occasion.

(e)       Acknowledgment. Seller acknowledges, with respect to the Performance Based Payments that, subject to Section 6.8, (i) Buyer intends to exercise or refrain from exercising its powers and rights with respect to the Business as it may deem appropriate and in the best overall interests of Buyer and its subsidiaries as a whole, taking into account their respective conditions and prospects from time to time, (ii) Buyer or any Affiliate thereof shall not (other than as set forth in Section 6.8) be restricted from pursuing any activities or operations affecting the Performance Based Payments and the Earn Out Payment, nor from entering into, terminating, modifying, disposing of or otherwise making any change thereto, or selling any assets or properties, including those acquired under the Agreement, in each case to the extent not otherwise specifically prohibited hereunder; and (iii)  operation of the Business by Buyer may impact the timing of receipt of revenues, including payments from the sale of Written-Off Inventory and Buyer may refuse to enter into an arrangement that would cause or increase revenues or sales of Written-Off Inventory during the Revenue Period.

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5.	Amendment of Section 2.7. Section 2.7 is hereby replaced in its entirety with the following:

"Section 2.7             Security for Payment. As a security for the payment by Buyer to Seller of the full amount of the Post Closing Installments, at the Closing the Buyer shall provide Seller with checks each in the amount of each Post Closing Installment (as adjusted pursuant to Section 2.6(a)(ii)) dated as of the dates set forth in Section 2.6(a); provided that with respect to the Fifth Installment, the Buyer shall provide Seller with 2 checks of US$ 300,000 each dated as of the applicable date set forth in Section 2.6(a).  As security for the payment by Seller to Buyer of the amounts set forth in a Buyer Inventory Notice (as defined below) in accordance with the provisions of Section 6.9, at the Closing the Seller shall provide Buyer with one check in the amount of US$ 1,500,000 dated as of the date that is 18 months after the Closing."

6.	Amendment of Section 2.11(b)(ix). Section 2.11(b)(ix) is hereby replaced in its entirety with the following:

"Section 2.11(b)(ix) - evidence of the obtaining of, or, if sufficient pursuant to the underlying agreement, the application and request for, the Seller Required Consents (as defined below) listed on Schedule XXII."

7.	Amendment of Section 6.13. Section 6.13 is hereby replaced in its entirety with the following:

"Section 6.13 Guarantees. Of the guarantees (including bank guarantees), deposits, performance bonds or similar arrangements listed on Schedule XX hereto, which were provided prior to the Closing Date by or on behalf of Seller or any of its Affiliates in connection with the Transferred Assets and/or the Assumed Liabilities (collectively, the "Guarantees"), (i) the Guarantees issued by SVB to ICE shall be replaced by Buyer within seven days of the Closing Date, and Buyer shall provide Seller, on the Closing Date, copies of such suitable guaranties acceptable to the applicable third party in favor of which the Guarantee was provided, which shall replace, effective as of the Closing, the Guarantees (collectively, the "Buyer Guarantees"), and (ii) with respect to the Guarantee issued by Bank Hapoalim, Buyer shall provide Seller with back-to-back coverage of its liability thereunder. Buyer hereby irrevocably and unconditionally agrees, subject to the Closing, to take, or cause to be taken, any further action and to do, or cause to be done, all things that are necessary or desirable, to return, or cause the return, of the Guarantees to Seller within seven (7) days after the Closing Date."

8.	Amendment of Section 6.15. Section 6.15(i) is hereby replaced in its entirety with the following:

"(i) Seller has procured a policy of Product Liability Insurance (Run off) (as evidenced by the Certificate of Insurance attached hereto as Exhibit J) to become effective at the Closing, with a claims period of at least seven years following the Closing. Such insurance policy covers Seller with respect to acts or omissions occurring prior to or at the Closing (including the transactions contemplated by the Transaction Documents).  The policy includes a clause that the Buyer is considered as an additional insured party for all intents and purposes."

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9.	Amendment of Section 7.2(iii). Section 7.2(iii) is hereby replaced in its entirety with the following:

"Section 7.2(iii) Consents. Subject to Buyer's obligations under Section 6.18, Buyer shall have received all of the Seller Required Consents listed on Schedule XXII, provided that the consents of the Material Customers/Agents shall not be deemed a condition to the Closing and if any such consent is not obtained by the date that is twelve months after the Closing, Seller shall not deposit the US$ 300,000 check for the fourth Post Closing Installment until the Material Customers consent was received, provided that Seller shall be entitled to request Buyer to exchange such check for 2 checks each for 50% of the last Post Closing Installment (and Buyer shall comply with such request as promptly as practicable), one of which may be deposited immediately and the second shall not be deposited until such consents of the Material Customers/Agents have been obtained. "Material Customers/Agents" means (i) Barrett Xplore Inc., (ii) Trans Telecom, (iii) RENTA DE EQUIPO S.A DE C.V./Telefonos De Mexico S.A.B. De and (iv) Umika. With respect to consents to be obtained post Closing from the Material Customers/Agents, receipt by Buyer of a duly executed purchase order, the provision by Buyer to such Material Customer/Agent of products or services, or the receipt of services by Buyer from such Material Customer/Agent shall be deemed provision of consent for purposes of this Section 7.2(iii)."

10.
Replacement of Schedules and Exhibits. Schedule XXII to the Agreement ("List of Seller Required Consents for Closing") shall be replaced with Schedule XXII attached hereto, and Exhibit G to the Agreement ("Consent Letter of Owner of Excluded Intellectual Property") shall be in the form of Exhibit G attached hereto.

11.	Amendment of Schedule XIII and VII.

11.1.	Subsection (e) in Schedule XIII to the Agreement ("Transferred Assets"), is hereby replaced in its entirety with the following:

"All HW solely Related to the Business (including but not limited to personal computers) on which SW applications and licenses are stored and run. Notwithstanding anything to the contrary in the Agreement and/or in the other Transaction Documents, Seller and Buyer hereby agree that with respect to such components of HW which are Related to the Business but are used by Seller for purposes other than the Business (the "Dual Use HW"), Buyer shall have free use from the Closing, and within not later than 3 months after the Closing (the "HW Transfer Period"), the Dual Use HW shall be split into two halves and the ownership in 50% of any such Dual Use HW shall transfer to Buyer, and the remaining 50% shall be retained by Seller at the Closing (without imposing any restrictions of use on Buyer or Seller). During the 3 month period after the Closing, Buyer and Seller shall exert their reasonable best efforts, to obtain the consent of any software vendors, whose software is being used with such Dual Use HW (the "Dual Use Software"), to the extent that such consent is required in order to transfer the Buyer’s portion of the Dual Use Software to Buyer within the HW Transfer Period; provided that if any such required consent is not obtained prior to the lapse of the HW Transfer Period, then the underlying Dual Use Software shall be deleted in its entirety from the Dual Use HW. The parties agree that the Buyer shall register a fixed charge on the Dual Use HW in favor of Telrad following the Closing and shall execute and file the required documents in order to effectuate such charge. Such charge shall be removed following the execution of the split of the Dual Use HW described above.”

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11.2.	A new subsection (r) is hereby added to Schedule XIII to the Agreement ("Transferred Assets") following sub-section (q) thereto, as follows:

“(r) Deposit in Gemtek for the amount of US$ 408,706.5.”

11.3.	Schedule VII (“Excluded Assets”) is hereby amended by the deletion of sub-section (q) thereto in its entirety.

11.4.
Following the Closing Date, the Buyer and Seller shall enter into good faith discussions so as to re-allocate the automatic testing equipment as set forth in sub-section (j) to Schedule XIII (“Transferred Assets”) to the Agreement and in sub-section (s) to Schedule VII (“Excluded Assets”) to the Agreement.

12.
Alvarion Mexico.  As promptly as practicable and no later than 90 Business Days after the  completion of all necessary procedures to ensure debt capitalization of inter-company loans from Alvarion Ltd. to Alvarion Mexico and capital increase (including but not limited to Board of Directors resolution, shareholder meeting and notification to the National Commission on Foreign Investment), to the reasonable satisfaction of Telrad (the "Transfer Period"), Buyer shall cause Seller to transfer, for no additional consideration, 100% of the share capital of Alvarion de Mexico S.A de C.V. ("Alvarion Mexico"), on a fully-diluted basis (the "Share Transfer").  Seller shall have sole responsibility for all claims, Liabilities, Taxes and costs, which may arise from: (i) the termination of employment of any employee of Alvarion Mexico (the "Mexican Employees"), solely as if such termination occurred immediately prior to the Share Transfer; and (ii) any contractual obligations owed to such Mexican Employees, including, among other things, all wages, prior notice period (or payment in lieu thereof), vacation days (including any accrued vacation days), recreation and/or recuperation pay, bonuses, commissions, pay for other compensated absences and other remuneration (including mandatory or discretionary benefits) due to such Mexican Employees with respect to his or her employment or engagement with Alvarion Mexico through the effective date of the Share Transfer and the termination thereof as aforesaid, including any related payroll deductions (such as employee benefit plan contributions and employment Taxes which shall be paid when due) with respect thereto (the "Prior Obligations"). Upon the consummation of the Share Transfer, Buyer shall be entitled to cause Seller to terminate the Mexican Employees or collect from Seller the value of the Prior Obligations. Until the end of the Transfer Period, Seller shall not enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation payable or to become payable, except in accordance with contractual provisions in effect as of the date hereof. Buyer and Seller shall use their respective reasonable best efforts to consummate the Share Transfer as promptly as practicable as set forth herein. It is hereby agreed that any cash belonging to Alvarion Mexico as of and after the Closing Date (which at the Closing shall be at least US$ 169,000) shall belong to Buyer and only be expended in accordance with Buyer’s instructions.

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13.
Seller Representation. Seller represents and warrants to Buyer that the Agreement does not and shall not, by its terms, adversely affect in any way all of the rights of Mizrahi Tefahot Bank Ltd. ("Mizrahi") under that certain Discounting Agreement between Alvarion and Mizrahi, dated as of March 29, 2012.

14.
Gemtek. Seller undertakes towards Buyer that it will pay when due its debts to Gemtek, which are owed as follows: (a) US$ 235,000 on May 15, 2013, and (b) US$ 68,000 during the course of 2013. In the event that Gemtek notifies Buyer that Seller did not make such payment when due, then Buyer shall be entitled to set-off such amount from any amounts owed to Seller under the Agreement or any other amount payable by Buyer to Seller; provided that such set-off amounts shall be immediately paid by Buyer to Gemtek and shall be treated for all purposes as having been paid to Gemtek by Alvarion. If Seller deposits a check for a Post Closing Installment, prior to such set-off by Buyer, Seller shall immediately pay such amount to Buyer.

15.	Patents.

15.1.
Seller acknowledges and accepts that as of the Closing Date, Buyer may make, use, sell, offer for sale, distribute, import or otherwise dispose of products that fall under the OCS Patents (as defined in the Confidential Patent Acquisition Agreement dated September 28, 2012 by and among SparkMotion Inc., Wi-LAN Inc (collectively “Wi-Lan”), Alvarion Ltd., and Alvarion Israel (2003) Ltd (as amended, the "Wi-Lan Agreement”) including the patents set forth in Exhibit B hereto).

15.2.	Buyer recognizes that the OCS Patents are subject to a purchase option by Wi-Lan under the Wi-Lan Agreement.

15.3.
From the expiration of Wi-Lan’s purchase option as set forth in Section 15.2 above, provided that such purchase option was not exercised by Wi-Lan, Buyer shall have a non-exclusive, perpetual, royalty free, world-wide, irrevocable, right and license to make, use, sell, offer for sale, distribute, import or otherwise dispose of products that fall under the OCS Patents (including through third parties). Such license shall be non-assignable other than to Affiliates of Buyer or any acquirer of all or substantially all of Buyer’s assets, shares or business.

15.4.
It is hereby clarified that, Seller shall not be prohibited or restricted in any way from selling, pledging or otherwise transferring the OCS Patents, and any such sale, pledge or transfer shall not require the consent of Buyer and Buyer shall not be entitled to any compensation whatsoever therefor; provided, however, that the transferee assumes all rights and obligations of Seller under this Section 15.

15.5.
Seller shall notify Buyer as promptly as practicable after the OCS Closing has occurred. Seller shall not amend the provisions of the purchase option held by Wi-Lan in any manner affecting Buyer's rights hereunder, without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned.

16.	OCS Matters.

16.1.
The parties agree that notwithstanding the classification by the OCS that the parties are joint holders of OCS-funded "know-how" (the "OCS Know-how") or joint owners of the OCS files listed in Exhibit C hereto (the "OCS Files"), the parties do not hold any joint Intellectual Property (including the OCS Patents which are owned by Alvarion as of the date hereof). The parties further agree that each party is solely responsible for its compliance with the R&D Law and any regulations or rules applicable to the OCS Files or the OCS Know-how and neither party shall have any Liability towards the other party with respect to any non-compliance of the other party. Without prejudice to the generality of the foregoing, each party specifically disclaims any knowledge of the actions or inactions of the other party or the intent of the other party.

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16.2.
Notwithstanding the foregoing and without derogating from Seller's representations and warranties in the Agreement, in the event it is ever determined that joint ownership in any Transferred Intellectual Property exists, Seller irrevocably and forever waives any claims of any kind or nature whatsoever with respect to Buyer's exploitation (including sub-licensing) or transfer of such jointly owned Transferred Intellectual Property and Buyer shall not be restricted in any manner (except under applicable laws, rules and regulations) by such joint ownership determination.

16.3.
Subject to the provisions of Section 8.3(f) and Sections 8.5 through 8.7 (inclusive) of the Agreement, which shall apply mutatis mutandis, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees, and agents, from any and all Losses arising out of or resulting from any claim that Seller did not comply with the R&D Law and any regulations or rules applicable to the OCS Files or the OCS Know-how.

16.4.
Subject to the provisions of Section 8.3(f) and Sections 8.5 through 8.7 (inclusive) of the Agreement, which shall apply mutatis mutandis, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers, employees, and agents, from any and all Losses arising out of or resulting from any claim that Buyer did not comply with R&D Law and any regulations or rules applicable to the OCS Files or the OCS Know-how.

16.5.
It is hereby clarified that any use by Seller of the OCS funded knowledge covered under OCS plans listed on Schedule XII, for purposes of its 'Extreme' products, as such products exist as of the Closing Date shall not be deemed a breach of Section 6.17 of the Agreement.

16.6.	Seller undertakes to provide Buyer with the document referenced in Section 6.16(i)(ii) within ten (10) days following the Closing.

17.
Further Acts. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Addendum and the intentions of the parties as reflected hereby.

18.	Miscellaneous.

18.1.
This Addendum shall be governed by and construed in accordance with the laws of the State of Israel excluding that body of law pertaining to conflict of laws. The parties hereto agree to submit to the exclusive jurisdiction of the courts of Tel-Aviv-Jaffa with respect to the breach or interpretation of this Addendum or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Addendum.

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18.2.
This Addendum may be executed in any number of counterparts (including by fax and electronic scan), each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one and the same instrument.

18.3.
Except as expressly amended herein, the provisions of the Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. This Addendum, when executed, shall be attached to the Agreement and shall constitute an integral part thereof. In the event of inconsistency between the terms of the Agreement and the terms of this Addendum, the terms of this Addendum shall prevail. The provisions of Article X of the Agreement shall apply to this Addendum, mutatis mutandis.

[signature pages follow]

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IN WITNESS WHEREOF, the parties have executed or caused this Addendum to be executed as of the date first written above.

BUYER
TELRAD NETWORKS LTD.
By:
Name:
Title:

[Signature Page to Addendum to Asset Purchase Agreement]

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IN WITNESS WHEREOF, the parties have executed or caused this Addendum to be executed as of the date first written above.

SELLER:

Alvarion Ltd. By: ___________________ Name:_________________ Title:__________________
India 4Motion Broadband Wireless Network Private Limited By: ___________________ Name:_________________ Title:__________________	Alvarion Singapore PTE Ltd., a company Taiwan Branch Preparatory Office By: ___________________ Name:_________________ Title:__________________
Alvarion Chile LIMITADA By: ___________________ Name:_________________ Title:__________________	Alvarion S.A. By: ___________________ Name:_________________ Title:__________________
Alvarion Costa Rica S.A By: ___________________ Name:_________________ Title:__________________	Alvarion Canada Ltd. By: ___________________ Name:_________________ Title:__________________

[Signature Page to Addendum to Asset Purchase Agreement]

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IN WITNESS WHEREOF, the parties have executed or caused this Addendum to be executed as of the date first written above.

SELLER:

Alvarion SRL By: ___________________ Name:_________________ Title:__________________	Alvarion Uruguay SA By: ___________________ Name:_________________ Title:__________________
Alvarion Israel (2003) Ltd. By: ___________________ Name:_________________ Title:__________________	Alvarion Spain, S.L By: ___________________ Name:_________________ Title:__________________
Tadipol-ECI Sp.z o.o. By: ___________________ Name:_________________ Title:__________________	Alvarion de Mexico S.A de C.V By: ___________________ Name:_________________ Title:__________________

[Signature Page to Addendum to Asset Purchase Agreement]

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